Exhibit 2.2

Execution Copy

Certain identified information has been omitted from this document because it is not material and is treated as private or confidential. Such information has been marked with “[***]” to indicate where omissions have been made.

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

JIMMY JANG, L.P.

HAMMBUTNOCHEESE MERGER SUB, INC.

JUPITER RESEARCH, LLC

SELLERS

and

MARK SCATTERDAY,

AS SELLERS’ REPRESENTATIVE

Dated as of January 10, 2019

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2

Section 1.1.	Certain Definitions	2

Section 1.2.	Certain Other Definitions	11

ARTICLE II THE MERGER	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	25

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	52

ARTICLE VI PRE-CLOSING COVENANTS	55

Section 6.1.	Conduct of Company Business	55

Section 6.2.	Reasonable Best Efforts; Notices and Consents; Regulatory Filings	58

Section 6.3.	Access to Information	59

Section 6.4.	Notice of Certain Events	60

Section 6.5.	Exclusive Dealing	60

Section 6.6.	Termination of Affiliate Agreements	61

ARTICLE VII POST-CLOSING COVENANTS	61

ARTICLE VIII TAX MATTERS	66

ARTICLE IX CONDITIONS TO CLOSING	69

Section 9.1.	Conditions to Obligations of Purchaser	69

Section 9.2.	Conditions to Obligation of the Sellers	70

ARTICLE X SURVIVAL AND INDEMNIFICATION	71

Section 10.9.	Indemnification Claim Procedure for Purchaser Matters	82

Section 10.10.	Exercise of Remedies Other Than by the Sellers and Purchaser	83

Section 10.11.	Escrow Release	83

Section 10.12.	Exclusive Remedy	84

ARTICLE XI TERMINATION	84

Section 11.1.	Termination	84

Section 11.2.	Effect of Termination	85

ARTICLE XII MISCELLANEOUS	86

Exhibit A:	Form of Resignation Letter
Exhibit B:	Form of Spousal Consent
Exhibit C:	Intentionally Omitted
Exhibit D:	Deloitte Diligence Report
Exhibit E:	Surviving Company Operating Agreement
Exhibit F:	Letter of Transmittal
Exhibit G:	Form of Award Agreement

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 10, 2019, is made and entered into by and among Jimmy Jang, L.P., a limited partnership formed under the laws of Delaware (“Parent” or “Purchaser”), HammButNoCheese Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Jupiter Research, LLC, an Arizona limited liability company (the “Company”), [***] [Sellers of securities in Jupiter] (each, a “Seller” and, collectively, the “Sellers”), and Mark Scatterday, in his capacity as the Sellers’ Representative (as hereinafter defined).

RECITALS

WHEREAS, the parties previously entered into an Agreement and Plan of Merger on January 3, 2019 (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement by entering into this Agreement;

WHEREAS, the Sellers own all of the issued and outstanding membership interests of the Company (the “Purchased Equity”);

WHEREAS, Parent, Merger Sub, the Company, the Sellers and the Sellers’ Representative desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Arizona Revised Statutes (the “ARS”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly-owned subsidiary of Parent, on the terms and subject to conditions set forth in this Agreement;

WHEREAS, (a) the Board of Managers of the Company (the “Board of Managers”) has (i) adopted, approved and declared advisable this Agreement and the other transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its members, and (iii) recommended that the holders of the membership interests of the Company (the “Membership Interests”) adopt this Agreement and (b) the holders of Membership Interests have unanimously adopted and approved this Agreement by virtue of their execution of this Agreement and waived any appraisal rights or dissenters’ rights in connection with the Merger;

WHEREAS, the general partner of Parent has (i) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent, Merger Sub and its respective partners and stockholders, as applicable; and (iii) resolved to recommend the approval of the issuance of the LP Interests (as defined below) required to be issued as part of the Merger Consideration;

WHEREAS, the Board of Directors of Merger Sub has adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, as applicable;

WHEREAS, immediately after the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the terms of the Merger; and

WHEREAS, a portion of the Merger Consideration will be placed in escrow by Parent, as partial security for the indemnification obligations of the Sellers hereunder.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Accounting Firm” means BDO USA, LLP.

“Accrued Compensation” means (a) earned payroll and earned paid time off/vacation; and (b) any bonus or incentive compensation (excluding Change of Control Payments or Deferred Compensation), in each case of clauses (a) and (b), which is attributable to or in respect of any time period ending on or before the Closing Date and, in each case of clauses (a) and (b), which is payable by the Company, or will become payable by the Company, to any current or former employees, consultants, independent contractors or equity holders of the Company under any Contract, program, policy or arrangement, including the Company’s share of Taxes payable with respect to all such amounts.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, lease, license, sublicense or disposition of all or a material portion of the Company’s business or assets; (b) the issuance, disposition or acquisition of: (i) any membership interests of Company or other equity interests or securities of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire membership interests of the Company or other equity interests or securities of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests of the Company or other equity interests or securities of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by the Company, including any Personally Identifiable Information.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Los Angeles, California are required or permitted to be closed.

“Canadian Securities Laws” means: (i) any and all applicable securities laws in each of the provinces and territories of Canada and the respective regulations and rules under such laws together with applicable published policy statements and instruments of the securities regulatory authorities in such jurisdictions, and (ii) any applicable securities laws of the Canadian Securities Exchange.

“Cause” means any of the following with respect to an executive of the Company: (a) fraud or a material breach of fiduciary duty in connection with such executive’s employment with the Company; (b) such executive’s conviction of, or plea of guilty or nolo contendere, of a felony; (c) material violation of any written Company policy, which such executive fails to cure within thirty (30) days after receiving written notice from Purchaser informing such executive in reasonable detail of the material fault(s) constituting such violation and the reasonable step(s) such executive must take to cure; (d) engaging in sexual or other forms of unlawful harassment, discrimination or retaliation which is proven by a preponderance of the evidence and is detrimental or injurious to the Company financially, or to its reputation or its competitive position within any of its markets; or (e) a material breach by such executive of any material provision of this Agreement or any other written agreement between the Company and such executive.

“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus or other similar payments, but excluding Accrued Compensation or Deferred Compensation) which become payable by the Company as a result of, based upon or in connection with the consummation of the Transactions (either alone or in connection with any other event, whether contingent or otherwise) and which are owing to any current or former employees, officers, directors, consultants, independent contractors or equity holders of the Company pursuant to employment agreements, Contracts or other arrangements, including the Company’s share of Taxes payable with respect to all such amounts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means all cash and cash equivalents of the Company (including marketable securities and short-term investments), in each case determined in accordance with GAAP.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization; Ownership of Purchased Equity; Ownership of Consideration Securities), 3.3 (Authority), 3.4 (Consents and Approvals; No Violations), 3.5(e) (Jupiter Europe), 3.5(f) (Liabilities), 3.21 (Broker’s Fees) and 3.25 (Interim Operating Covenants) of this Agreement.

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have or result in: (a) a material adverse effect on the assets (including intangible assets and rights), properties, liabilities, business, condition (financial or otherwise), operations, results of operations or cash flows of the Company or Jupiter Europe or (b) a material adverse effect on the Sellers’ ability to perform their obligations under this Agreement or to consummate the Transactions; provided, however, that in the case of clause (a) only, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any Effect arising out of or relating to (1) United States or global (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates or (B) political conditions, or (2) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or acts of god; (ii) any Effect arising out of or relating to GAAP, regulatory accounting requirements or interpretations thereof that apply to the Company; and (iii) changes or conditions affecting the vaporization technology manufacturing industry, except, in the case of clauses (i), (ii) and (iii) to the extent that such Effect has a disproportionate adverse effect on the Company as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Company or Jupiter Europe primarily operates, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Owned Intellectual Property” means all Intellectual Property in which the Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).

“Company Products” means all products sold, manufactured, distributed, licensed, or otherwise made available by or on behalf of the Company, and any service or product offerings in development.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity and any domain name registration registered with any Domain Name Registrar.

“Company Software” means all software and programs used or held for use by the Company in connection with the conduct of its business, including all computer software, electronic delivery platforms and databases operated by the Company on or for its websites or used by the Company in connection with processing customer orders, storing customer information or storing or archiving data.

“Company Source Code” means any source code for any Company Software.

“Company Transaction Expenses” means all fees, costs and expenses of, or amounts incurred or payable by or on behalf of the Company that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the ancillary documents contemplated by this Agreement or the consummation of the Transactions, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by the Company; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by the Company; (c) any investment banking, brokerage or finder’s fees and related expenses; (d) to the extent obtained, the costs, fees and expenses of obtaining any extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing and/or former directors’ and officers’ insurance policies and the Company’s existing and/or former fiduciary liability insurance policies; and (e) the other out-of-pocket expenses, other than Taxes, if any, of the Company.

“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.

“Contract” means any written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument, arrangement, promise, obligation, understanding, undertaking or commitment.

“Damages” includes any loss, damage, liability, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), cost (including costs of investigation) or expense of any nature.

“Deferred Compensation” means any compensation (excluding Accrued Compensation or Change of Control Payments) which has been earned by any employees, consultants, independent contractors or equity holders of the Company under any Contract, program, policy or arrangement but the actual payment of which has been deferred to a date beyond the month or year in which it was earned, including the Company’s share of Taxes payable with respect to all such amounts.

“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.

“Effect” has the meaning set forth within the definition of Company Material Adverse Effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Affiliates for purposes of Section 414 of the Code.

“Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Continental Stock Transfer and Trust.

“Escrow Amount” means (i) an amount in cash equal to $2,500,000 and 1,002,084 units of LP Interests to be deposited in the Escrow Account with the Escrow Agent at the Closing, and (ii) an amount in cash equal to $2,500,000 and 1,002,084 units of LP Interests to be deposited in the Escrow Account with the Escrow Agent when and if the Purchase Price Holdback Amount becomes payable to the Sellers pursuant to Section 2.7 of this Agreement, in each case including any interest accrued or income otherwise earned thereon, in each case owned by the Sellers.

“Expense Fund” means the cash fund held and administered by the Sellers’ Representative for the payment of Seller Expenses.

“Expense Fund Amount” means $250,000.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

“Good Reason” means, with respect to an executive of the Company, the occurrence, without such executive’s prior written consent, of any one or more of the following: (i) a reduction in such executive’s base salary or benefits; (ii) a reduction in such executive’s authority, duties or responsibilities; (iii) a determination that an executive has a mental or physical condition which, in the reasonable opinion of a licensed physician and/or psychiatrist (as the case may be), renders the executive unable or incompetent to carry out the executive’s duties under this Agreement, with or without reasonable accommodation, for a period of at least six (6) months; or (iv) requiring such executive to relocate his primary office by more than thirty (30) miles from such executive’s then primary office location; provided, however, that no resignation for Good Reason shall be effective unless (1) such executive provides written notice, within sixty (60) days after the occurrence of the event giving rise to Good Reason, to Purchaser setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps such executive believes necessary to cure, (2) the Company has had thirty (30) days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, and (3) if such event is not reasonably cured within such period, such executive must resign from all positions such executive then holds with the Company and any position as a member of the Board of TILT, effective not later than thirty (30) days after the expiration of the cure period.

“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality, or any arbitrator or arbitral forum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, without duplication, the following obligations of the Company: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets, confidential information, or proprietary information; (c) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (d) industrial designs; (e) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, and related goodwill; (f) all rights in databases and data collections; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge of (i) [***] and the knowledge such individuals would have had after reasonable inquiry of such persons’ direct reports and (ii) of [***] who has no direct reports.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Entity.

“Liability” means any debt, obligation, or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company.

“Lien” means any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting or preemptive right, right of first refusal or negotiation or restriction of any kind.

“Lockup Agreements” means those certain Lockup Agreements to be entered into at closing between each Lockup Party, on the one hand, and Parent, on the other hand, precluding each Lockup Party from transferring (subject to any exceptions provided for in the Lockup Agreements) any of such Lockup Party’s Consideration Securities through June 6, 2019 and 50% of such Lockup Party’s Consideration Securities until December 6, 2019.

“Lockup Party” means each of [***].

“LP Interests” means limited partnership interests in Parent, which interests shall be convertible into common shares of TILT.

“Operating Agreement” means the Operating Agreement of the Company, as amended from time to time.

“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.

“Partnership Agreement” means the limited partnership agreement of the Purchaser, as amended from time to time.

“Payment Agent Agreement” means the payment agent agreement by and among Sellers’ Representative, Purchaser and the Payment Agent.

“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an adequate reserve has been established therefor on the Company Financial Statements; (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business and related to amounts that are not yet delinquent, provided an adequate reserve has been established therefor on the Company Financial Statements; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, easements, rights of way, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); (e) the rights of the lessor or lessee under the lease identified in Section 3.10(b) of the Sellers Disclosure Schedules; (f) transfer restrictions of general applicability under applicable federal and state securities Laws; and (g) licenses under Intellectual Property.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.

“Personally Identifiable Information” means any information relating to an identified or identifiable natural person (including without limitation any information protected under Data Protection Laws and Standards, such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means any Liability for any Tax of or owed by the Company allocable to any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any given Seller, the percentage set forth opposite such Seller’s name in Section 3.1(a) of the Sellers Disclosure Schedule.

“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Public Record” means information which has been publicly filed and disseminated by TILT pursuant to a requirement under Canadian Securities Laws.

“Purchaser Indemnitees” means Purchaser and its Affiliates (including the Company following the Closing) and its and their respective equity holders, Representatives, successors and assigns; provided, however, that the Sellers shall not be deemed to be “Purchaser Indemnitees.”

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Capitalization, Ownership of Equity Securities), 5.3 (Authority), 5.5 (Availability of Funds) and 5.6 (Broker’s Fees) of this Agreement.

“Purchaser Portion of the 2018 Tax Liability” means the aggregate Tax liability of the Sellers (or, in the case of any Seller that is a pass-through entity for Tax purposes, the ultimate owner for Tax purposes) for the 2018 Tax year, attributable to the operations of Jupiter and Jupiter Europe, less such amount of cash as the Company distributes to the Sellers after the date hereof but prior to Closing as evidenced by reasonable supporting documentation provided to Purchaser (such resulting amount, the “Tax Liability Base Amount”), which Tax Liability Base Amount shall be paid by Purchaser in grossed-up form following the Closing (which such grossed-up amount, in no event, shall exceed $6,000,000). For the purposes of this definition, the income Tax liability of the Sellers shall be determined using each Seller’s allocable share of income or gain attributable to the operations of Jupiter and Jupiter Europe that is subject to tax in the United States and applying the highest U.S. federal and state (in the case of each Seller, the state income tax rate based on the applicable state in which such income is subject to Tax) income Tax rates (including the Tax under Code Section 1411) applicable to individuals with respect to such income or gain. To the extent that the Purchaser Portion of the 2018 Tax Liability is less than the aggregate Tax liability of the Sellers (or, in the case of any Seller that is a pass-through entity for Tax purposes, the ultimate owner for Tax purposes) for the 2018 Tax year, attributable to the operations of Jupiter and Jupiter Europe, the Sellers shall share in such shortfall pro rata based on their share of the share of income or gain attributable to the operations of Jupiter and Jupiter Europe.

“Purchase Price Holdback Amount” means an amount in cash equal to $35,000,000.

“Repaid Indebtedness” means: (a) the Indebtedness identified in Section 3.5(c) of the Sellers Disclosure Schedule and (b) all other Indebtedness that is designated as “Repaid Indebtedness” at least five (5) Business Days prior to the Closing Date.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“Restricted Business” means any of the business activities or lines of business in which the Company or any of its predecessors has been engaged, or has been planning to become engaged, in at any time prior to the Closing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” means Sellers and their Affiliates and its and their respective equity holders, Representatives, successors and assigns.

“Seller Specified Representations” means the representations and warranties set forth in Sections 3.11 (Taxes) and 3.14 (Employee Benefits) of this Agreement.

“Sensitive Data” means Personally Identifiable Information consisting of racial or ethnic origin, political opinions, religious or philosophical beliefs, or trade union membership, genetic data, biometric data, data concerning health or data concerning a natural person’s sex life or sexual orientation.

“Separation Date” means: (a) with respect to any Seller that becomes an employee of or consultant to Purchaser or any of its Affiliates (including, from and after the Closing, the Company), the date on which such Seller ceases to be employed by or serve as a consultant to Purchaser or any of its Affiliates (including, from and after the Closing, the Company); and (b) with respect to any Seller that does not become an employee of or consultant to Purchaser or any of its Affiliates (including, from and after the Closing, the Company), the Closing Date.

“Specified Liability” means any debt, obligation, or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, unaccrued, unasserted, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, regardless of whether such debt, obligation, or liability is immediately due and payable. For the avoidance of doubt, the line item “Customer Prepayments” on the January 9th Balance Sheet shall be deemed a Specified Liability.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests, having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.

“Tax” means any federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross income, gross receipts, net receipts, sales, use, ad valorem, value added, transfer, registration, franchise, profits, license, capital stock, social security, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, escheat, estimated or any other tax, customs duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto (whether disputed or not), and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the use, design, development, reproduction, maintenance or modification of any of the foregoing.

“Territory” means worldwide.

“TILT” means TILT Holdings, Inc., a corporation organized under the laws of British Columbia.

“Transactions” means, collectively, the purchase and sale of the Purchased Equity and all of the other transactions contemplated by this Agreement.

Section 1.2. Certain Other Definitions.

The following terms are defined in the respective Sections of this Agreement indicated:

Affiliate Agreements	Section 3.20
Agreed Amount	Section 10.7(b)
Agreement	Recitals
Base Purchase Price	Section 2.6(a)
Benefit Plan and Benefit Plans	Section 3.14(a)
Certificate of Formation	Section 3.1(c)
Claim Dispute Period	Section 10.7(b)
Claimed Amount	Section 10.7(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Statement	Section 2.8(b)
Company	Recitals
Company Accounts Receivable	Section 3.18(a)
Company Closing Certificate	Section 2.9(d)
Company Confidential Information	Section 7.2(a)
Company Delivered Returns	Section 3.11(a)(v)
Company Financial Statements	Section 3.5(a)
Company Inbound IP Contract	Section 3.16(d)
Company Interim Balance Sheet	Section 3.5(a)
Company IT Systems	Section 3.16(p)
Company Leased Real Property	Section 3.10(b)
Company Major Customers	Section 3.6(a)
Company Major Suppliers	Section 3.6(b)
Company Material Contract	Section 3.15(a)
Company Outbound IP Contract	Section 3.16(e)
Company Real Property Lease	Section 3.10(b)
Company Required Consent	Section 3.4(a)
Company Returns	Section 3.11(a)(i)
Company Standard Form IP Agreements	Section 3.16(h)
Contested Amount	Section 10.7(b)

Continuing Affiliate Agreements	Section 6.6
Dispute Notice	Section 2.8(c)(i)
Dispute Period	Section 2.8(c)(i)
Escrow Agreement	Section 2.10(a)
Escrow Balance	Section 10.11(a)
Equity Pool Interest	Section 7.7
Estimated Closing Date Statement	Section 2.8(a)
Estimated Purchase Price	Section 2.8(a)
Final Purchase Price	Section 2.8(d)(i)
FIRPTA Affidavit	Section 2.9(a)(viii)
General Survival Date	Section 10.1(a)
Inbound IP Contract	Section 3.16(d)
Insurance Policies	Section 3.17(a)
Interim Period	Section 6.1(a)
Manager	Section 2.9(a)(ii)
Notice of Claim	Section 10.7(a)
Original Agreement	Recitals
Outside Date	Section 11.1(b)
Payment Agent	Section 2.6(a)
Payment Agent Agreement	Section 2.6(c)(v)
Payment Fund	Section 2.6(a)
Payoff Letters	Section 2.9(a)(vi)
Pending Claim Amount	Section 10.11(a)
Proprietary Information	Section 3.16(h)
Public Official	Section 3.22(c)
Purchase Price	Section 2.6(a)
Purchased Equity	Recitals
Purchaser	Recitals
Purchaser Accounts Receivable	Section 3.18(a)
Purchaser Closing Certificate	Section 2.9(b)(v)
Purchaser Prepared Returns	Section 8.3
Private Placement Condition	Section 9.2(g)
Released Claims	Section 7.4(a)
Released Parties	Section 7.4(a)
Releasing Parties	Section 7.4(a)
Releasing Party	Section 7.4(a)
Response Notice	Section 10.7(b)
Restricted Period	Section 7.3(a)
Restricted Sellers	Section 7.3(a)
Seller and Sellers	Recitals
Seller Matter Agreed Amount	Section 10.8(b)
Seller Matter Claim Dispute Period	Section 10.8(b)
Seller Matter Claimed Amount	Section 10.8(a)
Seller Matter Contested Amount	Section 10.8(b)
Seller Matter Notice of Claim	Section 10.8(a)
Seller Matter Response Notice	Section 10.8(b)
Seller Matter Stipulated Amount	Section 10.8(e)
Sellers Disclosure Schedule	Article III
Sellers’ Representative	Section 12.14(a)

Stipulated Amount	Section 10.7(e)
Tax Matter	Section 8.4
Third Party Claim	Section 10.6(a)
Transaction Documents	Section 4.1
Transfer Taxes	Section 8.1
Unresolved Escrow Claim	Section 10.11(a)

ARTICLE II

THE MERGER

Section 2.1. The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the ARS, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue its limited liability company existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

Section 2.2. Closing.

The closing of the Transactions (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, Embarcadero Center 28th Floor, San Francisco, CA 94111, at 10:00 a.m., Pacific Time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted hereby, waiver of each of the conditions set forth in Article IX of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other time and place as the parties hereto may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via electronic exchange.

Section 2.3. Effective Time of the Merger.

Subject to the provisions of this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.4. Effects of the Merger

(a)               General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the ARS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)               Operating Agreement of the Surviving Company. At the Effective Time, the operating agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit E (the “Surviving Company Operating Agreement”) and, as so amended and restated, shall be the operating agreement of the Surviving Company until thereafter amended as provided therein and by applicable law.

(c)                Directors and Officers of the Surviving Company.

(i)                 At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time of the Merger, be managers of the Surviving Company until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(ii)               At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 2.5. Effects on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any membership interest in the Company or any capital stock of Merger Sub:

(a)                Conversion of Purchased Equity. The Purchased Equity shall be converted into and shall thereafter represent the right of each Seller to receive the Base Purchase Price (as defined below) and Consideration Securities (as defined below) on a Pro Rata Share basis (the “Merger Consideration”). From and after the Effective Time, all of such Purchased Equity shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the non-certificated Membership Interest represented by book-entry (a “Book-Entry Membership Interest”) shall thereafter represent only the right to receive the Merger Consideration in accordance with this Article II. If there is a reorganization, reclassification, combination, recapitalization or other like change with respect to the Membership Interests occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of Membership Interests affected thereby, and all calculations provided for that are based upon numbers of Membership Interests affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such reorganization, reclassification, combination, recapitalization or other like change.

(b)               Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub (a “Merger Sub Share”) issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Company, and following the Effective Time, the membership interests of the Company that have been converted Merger Sub Shares shall be the only membership interests of the Company.

Section 2.6. Closing Payments

(a)                Closing Payment Fund. At or prior to the Closing, Parent shall enter into an agreement with Continental Stock Transfer and Trust (the “Payment Agent”) to act as the payment agent requiring Parent to make available at the Effective Time to the Payment Agent the Consideration Securities and cash in the amount necessary for the payment to the Estimated Purchase Price as set forth in the Estimated Closing Date Statement minus the Escrow Amount, the Expense Fund Amount and the Purchase Price Holdback Amount, which consideration shall be sent to the account designated by the Payment Agent (the “Payment Fund”). At the Closing, Parent will cause the Payment Fund to be deposited with the Payment Agent and will thereafter cause the Payment Agent to pay to each holder of record of any Purchased Equity from the Payment Fund the amount due to such holder in respect of such Purchased Equity in accordance with the terms of this Agreement. All fees and expenses of the Payment Agent will be paid by Parent. Subject to adjustment in accordance with this Agreement, the aggregate Merger Consideration shall be (i) $70,000,000 (the “Base Purchase Price”) minus (A) the amount of any Indebtedness that remains unpaid as of immediately prior to the Closing, minus (B) the amount of any Change of Control Payments that remain unpaid as of immediately prior to the Closing, minus (C) the amount of any Company Transaction Expenses, minus (D) the amount of any accrued Pre-Closing Taxes that remain unpaid as of immediately prior to the Closing (the resulting amount, the “Purchase Price”), plus (ii) $137,000,000, in the form of units of 54,914,505 LP Interests (the “Consideration Securities”), with the value per unit having been calculated based on a valuation of Parent equal to [***].

(b)               Payment Procedures. Prior to the Closing, the Company shall provide the Payment Agent with information and documents in order to allow the Payment Agent to deliver or mail to each holder of record of any Purchased Equity, no later than two Business Days prior to the Closing, (1) a letter of transmittal substantially in the form of Exhibit F (the “Letter of Transmittal”) and (2) instructions for complying with this Section 2.6(b)) in exchange for payment of the Merger Consideration. Upon compliance with this Section 2.6(b)) for cancellation by a holder of Purchased Equity, together with a duly executed Letter of Transmittal and appropriate Tax forms including Form W-9 or the appropriate series of Form W-8, as applicable, and such other documents as may reasonably be required by the Payment Agent, the holder of Purchased Equity will receive in exchange therefor, the applicable portion of the Merger Consideration into which the Purchased Equity formerly held by such holder will have been converted. If any transfer of ownership of Purchased Equity has not been registered in the Company’s transfer records, payment may be made in the case of Purchased Equity represented electronically, to a Person other than the Person reflected as the owner of such Purchased Equity in the Company’s transfer records if the Person requesting such transfer or payment pays any transfer or other Tax required by reason of such transfer or payment to a Person other than the registered holder of such Purchased Equity in the Company’s transfer records or establishes to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable in accordance with this Article II.

(c)                Other Closing Payments. At the Effective Time, Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:

(i)             to each Person owed a Change of Control Payment or Indebtedness, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein;

(ii)            to each Person owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts, in each case, designated by such Person therein;

(iii)             to the Escrow Agent, an amount in cash equal to the Escrow Amount to the Escrow Account, designated by the Escrow Agent pursuant to the Escrow Agreement;

(iv)             to the Escrow Agent, the costs, fees and expenses of the Escrow Agent under the Escrow Agreement;

(v)              to the Payment Agent, the costs, fees and expenses of the Payment Agent under the Payment Agent Agreement; and

(vi)             to the Seller’s Representative, the Expense Fund Amount.

(d)               Loan Repayment Offset. In the case of any holder that has any Liability to the Company or any of its Subsidiaries for borrowed money that has not been fully satisfied prior to the Effective Time, an amount of cash equal to the outstanding balance of such Liability (including all interest payable thereon) as of immediately prior to the Effective Time will be deducted from the Merger Consideration otherwise payable to such holder and such Liability thereby will be extinguished and be of no further force and effect, and such deducted amount will be treated for all purposes under this agreement as having been paid to the holder.

(e)                Distributions with Respect to the Consideration Securities. No dividends or other distributions declared or made after the Effective Time with respect to the Consideration Securities with a record date after the Effective Time will be paid to the holder of any Purchased Equity with respect to the Consideration Securities represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such book-entry share of Purchased Equity surrenders such book-entry Purchased Equity. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such book-entry Purchased Equity, the holder of the book-entry Purchased Equity representing whole units of Consideration Securities issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Consideration Securities and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Consideration Securities.

(f)                 No Fractional Securities. No fractional Consideration Securities shall be issued in the Merger, but in lieu thereof each former holder of Purchased Equity otherwise entitled to a fractional Consideration Security (after aggregating all fractional Consideration Securities issuable to such holder) will be entitled to receive, from the Payment Agent in accordance with the provisions of this Section 2.6(f), a cash payment (rounded to the nearest whole cent) in lieu of such fractional Consideration Security in an amount equal to the product of (i) such fraction, multiplied by (ii) the value of one unit of Parent.

(g)               No Further Ownership Rights in Purchased Equity. The Merger Consideration paid upon the surrender for exchange of Purchased Equity in accordance with the terms of this Article II (including cash deposited into the Escrow Account) will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Purchased Equity, the transfer books of the Company will be closed immediately upon the Effective Time, and there will be no further registration of transfers on the membership interest transfer books of the Surviving Company of the Purchased Equity that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a holder of Purchased Equity who has not received the Merger Consideration presents evidence of ownership of Purchased Equity to the Surviving Company or the Payment Agent for any reason, they will be canceled and exchanged for payment as provided in this Article II, except as otherwise provided by Law.

(h)               No Liability. None of Parent, Merger Sub, the Surviving Company or the Payment Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of Purchased Equity for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)                 Termination of Payment Fund; Abandoned Property. Any portion of the Payment Fund (including any interest or other income received by the Payment Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one (1) year after the Effective Time of the Merger shall be delivered to the Surviving Company, upon demand, and any holders of the Purchased Equity who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(j)                 Withholding Rights.

(i)       Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Company and the Payment Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Company or the Payment Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign Tax law (including, without limitation, amounts required to be withheld as determined by the amount realized by any Seller pursuant to Section 1446(f) of the Code). To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Company or the Payment Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Company or the Payment Agent, as applicable, to the applicable Governmental Entity, (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Payment Agent, as the case may be and (iii) deducted and withheld, at the option of Parent, Merger Sub, the Surviving Company or the Payment Agent, as applicable, solely from amounts payable to the applicable recipient in cash, notwithstanding that the amount of such deduction or withholding is determined by reference to the aggregate cash and property paid to the recipient, the liabilities of any Person or otherwise.

(i)       The Parties shall cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate any potential deductions and withholdings that the Parent, Merger Sub, the Surviving Company or the Payment Agent, as applicable, may believe it is required to make under applicable Law.

Section 2.7. Purchase Price Holdback.

(a)                Notwithstanding anything herein to the contrary, at the Effective Time, a portion of the Base Purchase Price equal to $35,000,000 less the deducts set forth in this Agreement shall be paid to the holders of Purchased Equity. The remaining $35,000,000, constituting the initial Purchase Price Holdback Amount, shall not be paid to the holders of Purchased Equity, as required by Section 2.6(b), and shall instead be held back by the Purchaser at Closing and the Purchase Price Holdback Amount less the applicable Escrow Amount shall be paid to the Payment Agent for further distribution to the holders of Purchased Equity on the date that is ninety (90) days following the Closing; provided, however, that if Mark Scatterday’s employment with TILT or one of its Affiliates is terminated prior to the end of such ninety (90) day period (a) by TILT other than for Cause or (b) by Mr. Scatterday for “Good Reason”, in each case, the Purchase Price Holdback Amount shall be payable to the Sellers immediately upon notice to or from Mr. Scatterday of his termination of employment with the Company; provided, further, however, that Mark Scatterday’s employment with TILT or one of its Affiliates is terminated prior to the end of such ninety (90) day period (a) by TILT for Cause, or (b) by Mr. Scatterday other than for “Good Reason,” in each case, the Purchase Price Holdback Amount shall be forfeited and never paid by Purchaser to the Sellers. The parties acknowledge and agree to the following: (i) Mr. Scatterday’s continued employment with TILT for at least ninety (90) days induced the Sellers into assenting to the Agreement, (ii) in the event TILT terminates Mr. Scatterday’s employment for Cause prior to the end of ninety (90) days following Closing, the Sellers will forfeit $35,000,000, and (iii), due to (i) and (ii), TILT shall only terminate Mr. Scatterday’s employment for Cause in good faith and “Cause” shall be interpreted as strictly as the law will allow in any Proceeding regarding this Agreement. For the avoidance of doubt, the Purchase Price Holdback Amount shall be payable to the Sellers, subject to this Section 2.7, even if Mark Scatterday’s employment is terminated or otherwise disrupted due to his death or his inability to perform services to the Company due to physical, emotional or mental illness.

(b)               If (I) the Purchase Price Holdback Amount becomes payable to the Sellers pursuant to Section 2.7, (II) the Indebtedness and Specified Liabilities of the Company and its Subsidiaries as of the date of this Agreement and the Effective Time is less than $19,412,600 in the aggregate and (III) Purchaser does not pay the Purchase Price Holdback Amount in accordance with this Agreement by the date that is ninety (90) days following the Closing Date, then on the following Business Day, the Purchase Price Holdback Amount will remain payable and (i) will accrue interest until paid (which interest payments must be paid over in cash in arrears to the Paying Agent for disbursement to the Sellers on the first day of each calendar month) (A) from the date that is ninety-one (91) days following the Closing Date through the earlier of the date that is one hundred fifty (150) days following the Closing Date or the date as the full amount owing has been paid at an annual rate of interest equal to fifteen percent (15%), and if necessary (B) from the date that is one hundred fifty-one (151) days following the Closing Date through such date as the full amount owing has been paid at an annual rate of interest equal to twenty-two percent (22%) (all such interest under the foregoing subclauses (A) and (B), the “Liquidated Damages”), and (ii) shall be payable in full on or before the date that is the one year anniversary of the Closing Date. If (I) the Purchase Price Holdback Amount becomes payable to the Sellers pursuant to Section 2.7, (II) the Indebtedness and Specified Liabilities of the Company and its Subsidiaries as of the date of this Agreement and the Effective Time is less than $19,412,600 in the aggregate and (III) Purchaser does not pay the Purchase Price Holdback Amount in accordance with this Agreement by the date that is one hundred fifty (150) days following the Closing Date, then (x) on the following Business Day, the parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the amount by which the value of the cash funds and the value of the Consideration Securities remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon and owned by the Sellers, exceed the aggregate dollar amount, as of such date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim that was submitted on or before the date that is forty-five (45) days following the Closing Date and that have not been finally resolved and paid and (y) the General Survival Date shall be deemed to be amended such that it becomes the date that is forty-five (45) days following the Closing. The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Sellers’ harm caused by Purchaser’s breach of its obligations under this Section 2.7 would be impossible or very difficult to accurately estimate as of the Closing Date, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from Purchaser’s breach.

Section 2.8. Purchase Price Adjustments

(a)                Estimated Closing Adjustment. At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Purchaser a statement (the “Estimated Closing Date Statement”), reasonably acceptable to Purchaser, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) the amount of each of (A) Indebtedness remaining unpaid as of immediately prior to the Closing, (B) Change of Control Payments remaining unpaid as of immediately prior to the Closing, (C) Company Transaction Expenses, and (D) accrued Pre-Closing Taxes remaining unpaid as of immediately prior to the Closing, and (ii) the resulting calculation of the Purchase Price under Section 2.6(a) (the “Estimated Purchase Price”). The Estimated Closing Date Statement and the calculations thereunder shall be prepared and calculated by the Sellers’ Representative in good faith. In the event the Sellers’ Representative and Purchaser are unable to reach agreement as to the calculation of the Estimated Purchase Price, the Estimated Purchase Price shall be deemed to equal the Sellers’ Representative’s calculation of the Estimated Purchase Price.

(b)               Closing Date Statement. Within the one hundred twenty (120) day period after the Closing Date, Purchaser shall deliver, or cause to be delivered, to the Sellers’ Representative a statement (the “Closing Date Statement”) setting forth Purchaser’s objections, if any, to the calculations set forth in the Estimated Closing Date Statement, together with reasonably detailed supporting documentation to substantiate any such objections, including the calculations of (i) the amount of each of (A) Indebtedness remaining unpaid as of immediately prior to the Closing, (B) Change of Control Payments remaining unpaid as of immediately prior to the Closing, (C) Company Transaction Expenses, and (D) accrued Pre-Closing Taxes remaining unpaid as of immediately prior to the Closing, and (ii) the resulting calculation of the Purchase Price under Section 2.6(a). The Closing Date Statement and the calculations thereunder shall be prepared and calculated by Purchaser in good faith. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall have the right to revise the Closing Date Statement and Purchaser’s objections, if any, to the calculations set forth in the Estimated Closing Date Statement in all respects based on fraud, willful misconduct or intentional misrepresentation discovered by Purchaser at any time prior to the determination of the Final Purchase Price in accordance with this Section 2.8.

(c)                Disputes.

(i)                   If the Sellers’ Representative disputes any of Purchaser’s objections to the Estimated Closing Date Statement as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Sellers’ Representative of the Closing Date Statement (the “Dispute Period”), the Sellers’ Representative shall deliver to Purchaser a written notice (a “Dispute Notice”) describing in reasonable detail the Sellers’ Representative’s dispute of any of Purchaser’s objections to the Estimated Closing Date Statement set forth in such Closing Date Statement. If the Sellers’ Representative does not deliver a Dispute Notice to Purchaser during the Dispute Period, then Purchaser’s objections set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto.

(ii)                 If the Sellers’ Representative delivers a Dispute Notice, and if the Sellers’ Representative and Purchaser are unable to resolve the objections set forth in the Closing Date Statement within ten (10) Business Days after such Dispute Notice is delivered to Purchaser, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Purchaser shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Sellers’ Representative shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Sellers’ Representative or Purchaser or less than the smallest value for such item claimed by the Sellers’s Representative or Purchaser and shall be limited to the selection of either the Sellers’ Representative’s or Purchaser’s position on a disputed item (or a position in between the positions of the Sellers’ Representative or Purchaser) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Sellers’ Representative and Purchaser shall instruct the Accounting Firm to deliver to the Sellers’ Representative and Purchaser a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Sellers’ Representative and Purchaser) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The losing party (as defined below) in any such proceeding shall pay all costs and fees (including reasonable attorneys’ fees and expenses of the prevailing party) related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement and the costs for the Accounting Firm’s services. For purposes of this Section 2.8(c), as between the Sellers’ Representative and Purchaser, the “losing party” in any such determination shall mean the party whose calculation of the Purchase Price (as set forth in the Closing Date Statement, in the case of Purchaser, or in a Dispute Notice, in the case of the Sellers’ Representative), is farthest from the calculation of the Purchase Price as determined by the Accounting Firm. The parties agree that (except as otherwise provided in Sections 10.7, 10.8 and 10.9) the procedure set forth in this Section 2.8 for resolving disputes with respect to Indebtedness, Change of Control Payments, Company Transaction Expenses, Pre-Closing Taxes and the resulting calculation of the Purchase Price under Section 2.6(a) shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d)       Payment of Purchase Price Adjustment.

(i)                     If the Purchase Price, as finally determined in accordance with this Section 2.8 (the “Final Purchase Price”), exceeds the Estimated Purchase Price, then Purchaser shall pay, or cause to be paid, to the Payment Agent (on behalf of the Sellers on a Pro Rata Share basis) an amount equal to such excess.

(ii)                    If the Estimated Purchase Price exceeds the Final Purchase Price, then each Seller shall pay to Purchaser an amount equal to such Seller’s Pro Rata Share of such excess.

(e)       Timing of Payments. Any payment required to be made pursuant to Section 2.8(d) shall be made within five (5) Business Days of the determination of the Final Purchase Price pursuant to the provisions of this Section 2.8 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Sellers’ Representative or Purchaser, as applicable, at least two (2) Business Days prior to such payment date.

Section 2.9. Closing Deliveries.

At the Closing:

(a)       The Sellers’ Representative shall deliver, or cause to be delivered, to Purchaser or any other Person designated by Purchaser (unless the delivery is waived in writing by Purchaser), the following documents, in each case duly executed or otherwise in proper form:

(i)                     Manager’s Certificate of the Company. A certificate, in a form satisfactory to Purchaser, signed by Mark Scatterday in his capacity as “Manager” of the Company and dated as of the Closing Date, certifying the Operating Agreement;

(ii)                    Secretary’s Certificate of Jupiter Europe. A certificate, in a form satisfactory to Purchaser, signed by the secretary of Jupiter Europe and dated as of the Closing Date, certifying the memorandum and articles of association of Jupiter Europe;

(iii)                  Secretary’s Certificate of Entity Sellers. A certificate, in a form satisfactory to Purchaser, signed by the secretary of each Seller that is not a natural Person and dated as of the Closing Date, certifying: (x) the organizational and governing documents of such Seller, as amended as of the Closing Date; and (y) as to the due approval and authorization (in accordance with such Seller’s organizational and governing documents) of the Transactions, and attaching copies of the board and/or equity holder resolutions that include such authorization and approval;

(iv)                  Company Closing Certificate. A certificate duly executed by the Manager of the Company that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been duly satisfied (the “Company Closing Certificate”);

(v)                    Good Standing Certificates. (A) A good standing certificate with respect to the Company issued by the Secretary of State of the State of Arizona, and (B) a good standing certificate (or a certification having a similar purpose) of Jupiter Europe, in each case, dated as of a date not more than three (3) Business Days prior to the Closing Date;

(vi)                  Company Required Consents. The Company Required Consents, duly executed and in full force and effect;

(vii)                Payoff Letters. Payoff letters, in form and substance satisfactory to Purchaser, evidencing the discharge or payment in full of the Repaid Indebtedness (the “Payoff Letters”), in each case duly executed by each holder of such Repaid Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Repaid Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(viii)              Resignation Letters. Resignations, in the form attached hereto as Exhibit A, of each director and each officer of the Company and of Jupiter Europe listed in Section 2.9(viii) of the Sellers Disclosure Schedule, which resignations shall be effective as of the Closing and shall include a release of claims releasing the Company, Purchaser and its Affiliates from any and all claims that such director or officer may have against the Company, Jupiter Europe, Purchaser and their respective Affiliates at the Closing;

(ix)                 FIRPTA Affidavit. A non-foreign affidavit of each Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code (a “FIRPTA Affidavit”);

(x)                  Corporate Books and Records. All books and records and other property of the Company and Jupiter Europe in the possession of any Seller;

(xi)                  Escrow Agreement. The Escrow Agreement, duly executed by the Sellers’ Representative, Purchaser and the Escrow Agent;

(xii)                Affiliate Agreements. Evidence, in form and substance satisfactory to Purchaser, of the termination of each Affiliate Agreement, except for the Continuing Affiliate Agreements, without Liability of the Company, Purchaser and its Affiliates thereunder from and after the Closing;

(xiii)              Employment Agreements. Employment agreements, in form and substance satisfactory to Purchaser, with each of the individuals listed in Section 2.5(a)(xiii) of the Sellers Disclosure Schedule, duly executed by the applicable individual party thereto;

(xiv)              Spousal Consent. A spousal consent, in the form of Exhibit B, duly executed by the spouse or former spouse, as applicable, of each Seller who is married or whose former spouse has any community property interest in or to the Purchased Equity held by such Seller;

(xv)                Termination of Engagement Letter: A payoff letter, in form and substance satisfactory to Purchaser, from CP Capital Advisory Services, LLP, duly executed and in full force and effect confirming that upon payment of the amounts set forth in such payoff letter, all obligations under the engagement letter between CP Capital Advisory Services, LLP and the Company will be satisfied in full, such engagement letter will be deemed terminated, and the Company, Purchaser and its Affiliates will be released from any and all claims Commercial Plus may have in respect of such engagement letter or related to the Transactions (provided that all indemnification provisions in such engagement letter or any exhibit or appendix thereto will survive such termination); and

(xvi)          Other Documents. All other instruments, agreements, certificates and documents required to be delivered by the Sellers’ Representative at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Purchaser has reasonably requested at least three (3) Business Days prior to the Closing Date.

(b)       Purchaser shall deliver, or cause to be delivered, to the Sellers’ Representative or any other Person designated by the Sellers’ Representative (unless the delivery is waived in writing by the Sellers’ Representative), the following documents, in each case duly executed or otherwise in proper form:

(i)                      Estimated Purchase Price Payment. Purchaser shall deliver, or cause to be delivered, the amounts set forth in the Estimated Closing Date Statement as provided in Section 2.2(b), to the Sellers’ Representative or any other Person designated by the Sellers’ Representative (unless the delivery is waived in writing by the Sellers’ Representative),

(ii)                    Escrow Agreement. The Escrow Agreement, duly executed by Purchaser;

(iii)                  Certificates. Original certificates evidencing the Consideration Securities;

(iv)                  Secretary’s Certificate of Purchaser. A certificate, in a form satisfactory to Sellers’ Representative, signed by the secretary of Purchaser dated as of the Closing Date, certifying: (x) the certificate of formation of Purchaser and Limited Partnership Agreement, as amended as of the Closing Date; and (y) as to the due approval and authorization (in accordance with Purchaser’s organizational and governing documents) of the Transactions, and attaching copies of the board resolutions that include such authorization and approval;

(v)                    Purchaser Closing Certificate. A certificate duly executed by an officer of Purchaser that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been duly satisfied (the “Purchaser Closing Certificate”);

(vi)                  Good Standing Certificates. A good standing certificate with respect to Purchaser issued by the Secretary of State of the State of Delaware dated as of a date not more than three (3) Business Days prior to the Closing Date;

(vii)                Employment Agreements. Employment agreements, in form and substance satisfactory to the Company, with each of the individuals listed in Section 2.5(b)(vii) of Purchaser Disclosure Schedule, duly executed by Purchaser; and

(viii)              Other Documents. All other instruments, agreements, certificates and documents required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Sellers’ Representative has reasonably requested at least three (3) Business Days prior to the Closing Date.

Section 2.10. Escrow Arrangements.

(a)                At the Closing, Purchaser and the Sellers’ Representative shall enter into a mutually agreeable Escrow Agreement with the Escrow Agent (the “Escrow Agreement”), pursuant to which, among other things, Purchaser shall deposit an amount in cash and Consideration Securities equal to the Escrow Amount in the Escrow Account in order to provide Purchaser with a source of funds for satisfaction of any amounts owing from the Sellers to any Purchaser Indemnitee resulting from Damages required to be indemnified by the Sellers under Article X of this Agreement. The amount of Merger Consideration to be received by each of the Sellers at the Closing will be reduced by the amount of each Seller’s Pro Rata Share of the Escrow Amount.

(b)               Distributions from the Escrow Account to the Sellers’ Representative or Purchaser, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.

Section 2.11. Required Withholdings.

Notwithstanding anything to the contrary set forth in this Agreement, Purchaser will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as are required under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made by Purchaser. Notwithstanding the foregoing, no amount (other than amounts that are treated as compensation for U.S. federal income tax purposes) shall be withheld from any payment made hereunder to a Seller who provides Purchaser with the documentation required pursuant to Section 2.9(a)(ix) and a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides Purchaser with appropriate evidence that such Person is exempt from federal income Tax back-up withholding.

Section 2.12. Tax Matters.

(a)       Within ninety (90) days of Closing Date, Purchaser shall prepare and provide to Sellers’ Representative a proposed allocation of the Purchase Price (taking into account the value of the Consideration Securities received) among (a) the Company and Jupiter Europe, and (b) with respect to the portion of the Purchase Price allocated to the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (as finally determined, and subject to any further amendment, in each case, pursuant to this Section 2.12(a), the “Tax Allocation”) for Sellers’ Representative’s review and approval in such a manner as to permit Purchaser to determine the basis of the assets deemed acquired in accordance with Section 2.12(a), and the amount of gain recognized by the Sellers as a result of the sale of their membership interests in the Company for the Purchase Price. The Sellers’ Representative shall have thirty (30) days to review the determinations set forth in the Tax Allocation. If the Sellers’ Representative disagrees with any determinations set forth on the Tax Allocation, the Sellers’ Representative shall deliver a written notice to Purchaser setting forth its objections. Unless the Sellers’ Representative delivers such a notice to Purchaser within the thirty (30) day review period, the Sellers’ Representative shall be deemed to have accepted the determinations set forth in the Tax Allocation. If the Sellers’ Representative delivers a notice to Purchaser within the thirty (30) day review period, Purchaser shall incorporate Sellers’ Representative’s reasonable comments to the Tax Allocation. The parties hereto shall file all Tax Returns (including amended returns and claims for refund) and conduct all Tax proceedings in a manner consistent with the Tax Allocation and shall not take any contrary position with any taxing authority with respect thereto unless required to do otherwise by Law.

(b)       The parties hereto intend that the acquisition of the outstanding membership interests in the Company shall be treated, in accordance with Situation 2 of Internal Revenue Service Revenue Ruling 99-6, for U.S. federal income tax purposes, (i) (A) as to Purchaser, as an acquisition of an undivided portion the assets of the Company where such portion is equal to the Purchase Price divided by the sum of the Purchase Price and the fair market value of the Consideration Securities (the “Cash Portion”), and (B) as to Sellers a portion of their membership interests in the Company where such portion is equal to the Cash Portion, in each case for the Purchase Price and (ii) a contribution under Section 721(a) of the Code of the Sellers’ remaining portion of its interest in the Company to Purchaser. Each party hereto agrees to file all Tax Returns and other tax filings consistent with the treatment described in this Section 2.12(b) and shall not take any contrary position with any taxing authority with respect thereto unless required to do otherwise by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Sellers to Purchaser simultaneously with the execution and delivery of this Agreement (the “Sellers Disclosure Schedule”), the Company hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows (with each reference in this Article III, except those references in Sections 3.1, 3.2 and 3.5, to “Company” in this Article III being deemed to be a reference to both the Company and Jupiter Europe):

Section 3.1. Organization and Qualification

(a)                The Company is a manager-managed limited liability company formed, validly existing and in good standing under the Laws of the State of Arizona and has the requisite limited liability company power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not result in a Company Material Adverse Effect. Section 3.1(a) of the Sellers Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business.

(b)               Jupiter Europe is a private company limited by shares formed, validly existing and in good standing under the Laws of the United Kingdom and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted and as currently proposed to be conducted. Jupiter Europe is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not result in a Company Material Adverse Effect. Section 3.1(b) of the Sellers Disclosure Schedule accurately sets forth each jurisdiction where Jupiter Europe is qualified, licensed or admitted to do business.

(c)                The copies of the Operating Agreement and the Company’s certificate of formation (“Certificate of Formation”) provided to Purchaser are complete and correct copies of such documents as in effect as of the date of this Agreement. Except as would not result in a Company Material Adverse Effect, there has been no violation of any of the provisions of the Operating Agreement, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Sellers.

(d)               The copies of the formation and governing documents of Jupiter Europe provided to Purchaser are complete and correct copies of such documents as in effect as of the date of this Agreement. Except as would not result in a Company Material Adverse Effect, there has been no violation of any of the provisions of such agreements, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Sellers.

(e)                Section 3.1(e) of the Sellers Disclosure Schedule accurately sets forth: (i) the name of the manager of the Company and (ii) the names and titles of each officer of the Company.

(f)                 Section 3.1(f) of the Sellers Disclosure Schedule accurately sets forth: (i) the names of each director of Jupiter Europe and (ii) the names and titles of each officer of Jupiter Europe.

Section 3.2. Capitalization; Ownership of Purchased Equity

(a)                Section 3.2(a)(i) of the Sellers Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding membership interests of the Company. Except as set forth in Section 3.2(a)(i) of the Sellers Disclosure Schedule, there are no other membership interests or other equity interests in the Company issued, reserved for issuance or outstanding. All of the issued and outstanding membership interests of the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of any preemptive rights. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of the Company to which the Company is a party, including any securities representing the right to purchase or otherwise receive any Purchased Equity. There is no Indebtedness with voting rights (or convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of the Company may vote. Section 3.2(a)(ii) of the Sellers Disclosure Schedule sets forth an accurate and complete list of the holders of all of the issued and outstanding membership interests of the Company, the address of each such holder and the percentage holdings amounts related to such membership interests owned by each such holder.

(b)               Section 3.2(b)(i) of the Sellers Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of Jupiter Europe. Except as set forth in Section 3.2(b)(i) of the Sellers Disclosure Schedule, there are no other equity interests in Jupiter Europe issued, reserved for issuance or outstanding. All of the issued and outstanding capital stock of Jupiter Europe have been duly authorized and validly issued and are fully paid, non-assessable and free of any preemptive rights. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of Jupiter Europe to which Jupiter Europe is a party, including any securities representing the right to purchase or otherwise receive any capital stock of Jupiter Europe. There is no Indebtedness with voting rights (or convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of Jupiter Europe may vote. Section 3.2(b)(ii) of the Sellers Disclosure Schedule sets forth an accurate and complete list of the holders of all of the issued and outstanding capital stock of Jupiter Europe, the address of each such holder and the percentage holdings amounts related to such Purchased Equity owned by each such holder.

(c)                Neither the Company nor Jupiter Europe has, and neither has ever had, any Subsidiaries. Each of the Company and Jupiter Europe: (i) does not own any equity securities or other ownership interest of any other Person; (ii) does not control any Person; (iii) does not have any investments in, or hold any interest, directly or indirectly, in, any Person; and (iv) does not have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

(d)               There are no outstanding contractual obligations to which the Company is a party: (i) to repurchase, redeem or otherwise acquire any membership interests or other equity interests in the Company; or (ii) relating to the voting of any membership interests or other equity interests in the Company.

(e)                There are no outstanding contractual obligations to which Jupiter Europe is a party: (i) to repurchase, redeem or otherwise acquire any of its capital stock; or (ii) relating to the voting of any of its capital stock.

(f)                All of the membership interests and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable state and federal securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding membership interests in the Company were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.

(g)               All of the capital stock and all other securities that have ever been issued or granted by Jupiter Europe have been issued and granted in compliance with: (i) all applicable securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding capital stock of Jupiter Europe was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of Jupiter Europe.

(h)               Except as set forth in Section 3.2(h) of the Sellers Disclosure Schedule, no Person will be entitled to receive any payment or consideration as a result of the Transactions other than the Sellers.

(i)                 Collectively, the Sellers hold of record and own beneficially, free and clear of any Liens or any other restrictions on transfer (except for transfer restrictions of general applicability imposed under federal or state securities Laws), (A) all of the issued and outstanding membership interests of the Company and (B) all of the outstanding capital stock of Jupiter Europe. The Sellers have good, valid and marketable title to, and have the right to transfer and sell the membership interests of the Company, as well as the outstanding capital stock of Jupiter Europe, to Purchaser in accordance with the terms of this Agreement. Except for this Agreement and except as set forth on Section 3.2(i), no Seller is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity interest in the Company or Jupiter Europe. No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the equity securities of the Company or Jupiter Europe.

Section 3.3. Authority.

Each Seller has all necessary power and authority and the requisite legal capacity to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the Transactions to be consummated by such Seller. The execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the Transactions to be consummated by such Seller, have been duly and validly authorized by all necessary action (or necessary corporate action, if applicable) on the part of such Seller, and no other or further action or proceeding on the part of any Seller is necessary to authorize the execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder, and the consummation by the Sellers of the Transactions to be consummated by them. This Agreement has been duly executed and delivered by each Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser and the Sellers’ Representative, constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 3.4. Consents and Approvals; No Violations

(a)               Except for (i) any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) the Consents, filings, declarations, registrations and notices set forth in Section 3.4(a) of the Sellers Disclosure Schedule (the “Company Required Consents”), no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by any Seller or the Company for the execution and delivery by any Seller of this Agreement or for the consummation of the Transactions.

(b)               The execution and delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the Transactions to be consummated by such Seller do not and will not: (i) conflict with or violate any provision of the Operating Agreement; or (ii) assuming that the Company Required Consents have been received or made, as the case may be, prior to the Closing: (x) conflict with or result in a violation or breach of any Law applicable to any Seller, the Company or any of their respective properties or assets; (y) conflict with, result in a violation or breach of, result in the loss of any material rights or material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, material modification or cancellation of or a right of termination, material modification or cancellation under, or accelerate the performance required under, any Company Material Contract, any Permit required for the conduct of the business of the Company, or any Contract by which any Seller is bound or affected; or (z) result in the creation of any Lien upon any of the material properties or assets of the Company or any Seller.

Section 3.5. Financial Statements

(a)                Delivery of Financial Statements. The Company has delivered to Purchaser copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2016 and December 31, 2017, and the related unaudited statements of income, statements of members’ capital and statements of cash flows for the fiscal years ended December 31, 2016 and December 31, 2017; and (ii) the unaudited balance sheet of the Company as of August 31, 2018 (the “Company Interim Balance Sheet”), and the related unaudited statement of income, statements of members’ capital and statements of cash flows for the nine (9) months ended August 31, 2018.

(b)               Accuracy of EBITDA. The Company’s adjusted EBITDA for the twelve month period ended August 31, 2018, calculated in accordance with the methodology and adjustments to EBITDA identified in the December 20, 2018 Project Viper Due Diligence Report issued by Deloitte and attached hereto as Exhibit D (the “Viper Due Diligence Report”), is not less than $7.122 million.

(c)                Indebtedness. Section 3.5(c) of the Sellers Disclosure Schedule sets forth a complete and correct list of all Indebtedness as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of such Indebtedness as of a date within five (5) Business Days of the date of this Agreement. Except as set forth on Section 3.5(c) of the Sellers Disclosure Schedule, no Indebtedness contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Company; or (iii) the ability of the Company to grant any Lien on its properties or assets. With respect to each item of Indebtedness, the Company is not in default and no payments are past due. The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the Transactions will not cause a material default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.

(d)               Cash and Cash Equivalents. Except as set forth on Section 3.5(d) of the Sellers Disclosure Schedule, since December 31, 2017, the Company has not distributed or otherwise expended any Company Cash in the form of bonus payments or other compensation or awards to management, employees or consultants (other than the Sellers in their capacity as equity holders) in excess of base compensation. Section 3.5(d) of the Sellers Disclosure Schedule sets forth a complete and correct list of all Company Cash as of a date within five (5) Business Days of the date of this Agreement, identifying the form of Company Cash and the account within which it resides; provided, however, that the representation and warranty set forth in this sentence is being provided for informational purposes only and shall not serve as the basis for any breach of contract or indemnification claim.

(e)                Jupiter Europe. Jupiter Europe does not have any Indebtedness and shall not be liable as of the Closing for any Company Transaction Expenses. No Change of Control Payments, Pre-Closing Taxes or Accrued Compensation shall remain unpaid as of immediately prior to the Closing. For the purposes of this Section 3.5(e), the terms “Indebtedness,” “Change of Control Payments,” Pre-Closing Taxes and Accrued Compensation shall have the meanings that they would have if all of the references to “Company” in the definitions of such defined terms were replaced with “Jupiter Europe.”

(f)       Liabilities. Set forth on Section 3.5(c) of the Sellers Disclosure Schedule is a complete and correct list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of such Indebtedness. As of the Closing and Effective Time, with the exception of the Lease Agreement specified in Section 3.5(c) of the Sellers Disclosure Schedule, neither the Company nor any of its Subsidiaries will have any Indebtedness. Set forth on a supplement to the Sellers Disclosure Schedule delivered to Purchaser concurrently with the execution and delivery of this Agreement is the balance sheet of the Company and its Subsidiaries as of the close of business on January 9, 2018 (the “January 9th Balance Sheet”). As of the date of this Agreement and as of the Effective Time, the Company and its Subsidiaries do not and will not have Indebtedness and, to the Knowledge of the Sellers, Specified Liabilities in excess of $11,295,120 in the aggregate. For the avoidance of doubt, to the extent any Purchaser Indemnitee asserts a claim for Damages based on an alleged breach of this Section 3.5(f), the Damages amount shall equal the dollar amount of the shortfall, and shall not, for the avoidance of doubt, be based on any “multiple” due to a corresponding impact on the Company’s income statement or for any other purpose.

Section 3.6. Customers and Suppliers

(a)                Customers. Section 3.6(a) of the Sellers Disclosure Schedule identifies the revenues received from each of the top ten (10) customers of the Company (based on revenues) for each of the following periods: (i) the nine (9) months ended August 31, 2018; and (ii) the fiscal year ended December 31, 2017 (the “Company Major Customers”). Except as set forth on Section 3.6(a) of the Sellers Disclosure Schedule, the Company has not received any written notice indicating that any Company Major Customer: (A) intends or expects to cease dealing with the Company; (B) will otherwise, materially reduce the volume of business transacted with the Company below historical levels; (C) intends or expects to file for bankruptcy or cessation of business; or (D) otherwise intends to change other material terms of its business with the Company.

(b)               Suppliers. Section 3.6(b) of the Sellers Disclosure Schedule sets forth a complete and correct list of the two (2) suppliers that accounted for the largest dollar volume of purchases by the Company during each of the following periods: (i) the nine (9) months ended August 31, 2018; and (ii) the fiscal year ended December 31, 2017 (the “Company Major Suppliers”). Except as set forth on Section 3.6(b) of the Sellers Disclosure Schedule, the Company has not received any written notice indicating that any Company Major Supplier: (A) intends or expects to cease supplying goods or services to the Company; (B) will otherwise materially reduce the volume of business transacted with the Company below historical levels; (C) intends or expects to file for bankruptcy or cessation of business; or (D) otherwise intends to terminate or materially modify its relationship with the Company.

Section 3.7. Absence of Certain Changes or Events.

Since December 31, 2017: (a) there has been no Company Material Adverse Effect; (b) the Company has carried on and operated its business in the ordinary course of business consistent with past practice; and (c) the Company has not taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Purchaser pursuant to Section 6.1.

Section 3.8. No Undisclosed Liabilities.

The Company does not have any Liabilities, except for: (a) Liabilities adequately reflected or reserved against in the Company Interim Balance Sheet; (b) current Liabilities that have been incurred in the ordinary course of business since the date of the Company Interim Balance Sheet; (c) contingent Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of the Company; and (d) Liabilities under this Agreement.

Section 3.9. Litigation

(a)                There is no Proceeding pending or, to the Knowledge of Sellers, threat in writing: (i) against or by the Company or against any of its properties or assets or any of its officers, directors or employees (in their capacity as such); (ii) against or by any Seller that relates to the Purchased Equity; or (iii) against or by the Company or any Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Knowledge of Sellers, no event has occurred, and no circumstance exists, in each case that is reasonably likely to lead to such a Proceeding. The Company does not have any plan to initiate any Proceeding against another Person.

(b)               There is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against or affecting the Company or any of its properties or assets.

Section 3.10. Real Property; Personal Property

(a)                The Company does not own any real property.

(b)               Section 3.10(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the buildings, improvements and fixtures located thereon, the “Company Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which the Company holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Company Real Property Lease”), including all currently effective amendments and modifications thereto.

(c)                The Company has a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Company Leased Real Property, in each case, to the Knowledge of Sellers, free and clear of all Liens other than Permitted Liens. All rent (including base rent and additional rent) payable under each of the Company Real Property Leases has been paid to date.

(d)               Except: (i) for and as provided in the Company Real Property Leases; and (ii) for Permitted Liens, the Company has not entered into any lease, sublease, license or other agreement granting to any Person (other than the Company) any right to the use or occupancy of such Company Leased Real Property or any part thereof.

(e)               To the Knowledge of Sellers, each Company Leased Real Property is adequately served by proper utilities and other building services necessary for its current use, and, to the Knowledge of Sellers, all of the buildings and structures located at the Company Leased Real Property are structurally sound with no material defects and are in good operating condition.

(f)            Sellers have not received written notice of any existing or pending condemnation, eminent domain or takings proceeding and, to the Sellers’ Knowledge, have not been threatened with such action that would affect any Company Leased Real Property.

(g)             The Company has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all material tangible personal property used or held for use by it in connection with the conduct of its business, free and clear of all Liens other than Permitted Liens.

Section 3.11. Taxes

(a)       Except as otherwise disclosed in Section 3.11(a) of the Sellers Disclosure Schedule:

(i)                   all Tax Returns required to be filed by or on behalf of the Company (the “Company Returns”) have been timely and properly filed (taking into account any extensions), and all Company Returns and are true, accurate and complete in all respects;

(ii)                 all Taxes of the Company that are due and payable (whether or not shown on any Company Return) have been timely and properly paid;

(iii)               the Company has: (A) withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, members (including the Sellers) or other third parties, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities; and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect or withhold such Taxes;

(iv)                no power of attorney has been granted with respect to the Company as to any matter relating to Taxes;

(v)                  the Company has delivered to Purchaser true, correct and complete copies of all Company Returns with respect to income Taxes and other material Taxes filed by or with respect to it with respect to all taxable years remaining open under the applicable statute of limitations (the “Company Delivered Returns”), and has delivered or made available to Purchaser any statements of deficiencies proposed or assessed against or agreed to by the Company;

(vi)                no claim has been made in writing by any Governmental Entity in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and, to the Sellers’ Knowledge, there is no reasonable basis for any such Governmental Entity to make any such claim; and

(vii)              there are no elections with respect to Taxes affecting the Company that were not made in the Company Delivered Returns.

(b)               No Company Return has ever been examined or audited by any Governmental Entity. There is no pending audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other Proceeding with respect to any Tax for which the Company may be liable and, to the Knowledge of Sellers, no such audit, examination, refund claim, litigation, proposed adjustment, matter or other Proceeding is or has been threatened in a writing delivered to any Seller or the Company. No deficiencies for any Tax have been proposed, asserted or assessed against the Company which have not been settled and paid in full, and, to the Knowledge of Sellers, no such proposal, assertion or assessment is pending or been threatened in a writing delivered to any Seller or the Company. No extension or waiver of the limitation period applicable to any Company Return has been granted by or requested from the Company. There are no Liens with respect to any Taxes against any of the assets of the Company, other than Permitted Liens. There is no request for a private letter ruling, request for administrative relief, request for technical advice, request for a change of any method of accounting, or any other request that is pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company.

(c)                The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Tax period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received for a Tax period ending on or prior to the Closing Date. The Company is not a party to or bound by and does not have any Liability under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement.

(d)               Section 3.11(d) of the Sellers Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company. The Company is in compliance with the requirements for any such Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements, and none of the Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements will be jeopardized by the Transactions.

(e)                The Company is not currently, and will not for any period for which a Tax Return has not been filed be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the Transactions.

(f)                The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law).

(g)               The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law.

(h)               The Company (and any predecessor of the Company), which, for purposes of this Section 3.11(h) does not include Jupiter Europe, has, at all times since its formation, been treated as a partnership for U.S. federal income tax purposes and has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), and has not otherwise become subject to Tax jurisdiction in a country other than the United States.

(i)                 Jupiter Europe has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), and has not otherwise become subject to Tax jurisdiction in a country other than those countries listed on Schedule 3.11(i).

Section 3.12. Compliance with Laws; Permits

(a)                The Company is, and for the prior three (3) years has been, in compliance with all Laws (other than any federal laws governing commercial cannabis activities) applicable to the Company, and no Proceeding has been filed or commenced and is continuing against the Company, and the Company has not received any written notice, alleging that the Company is not in compliance with any such Law (other than any federal laws governing commercial cannabis activities). No event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law (other than any federal laws governing commercial cannabis activities) applicable to the Company.

(b)               (i) Except as would not have a Company Material Adverse Effect, the Company holds all Permits required for the conduct of its business; (ii) such Permits are valid, unimpaired and in full force and effect; (iii) the Company is not in default under or in material violation of any such Permit; and (iv) no Proceeding seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Knowledge of Sellers, threatened.

Section 3.13. Labor Matters

(a)                No employees of the Company are covered by, and the Company is not and for the prior three (3) years has not been subject to, a collective bargaining agreement, labor contract or other oral or written agreement or understanding with a labor organization or labor union. No: (i) organizing activities involving the Company pending with any labor organization or, to the Sellers’ Knowledge, group of employees of the Company exist; (ii) collective bargaining agreement is being or has been negotiated by the Company; and (iii) strike, lockout, slowdown, or work stoppage against the Company is currently pending or, to the Sellers’ Knowledge, threatened that may interfere with the business activities of the Company.

(b)               Section 3.13(b) of the Sellers Disclosure Schedule accurately sets forth as of the Closing Date all current employees of the Company, and for each such employee, his or her: (i) primary office or work location; (ii) job position, (iii) classification as full-time, part-time or seasonal, (iv) classification as exempt or non-exempt under applicable state and federal overtime Laws, (v) hourly rate of compensation or base salary (as applicable), (vi) target incentive compensation for 2018 (commission and/or bonus, as applicable), (vii) accrued but unused vacation as of the date of this Agreement, (viii) standard number of hours of work per week (for non-exempt and part-time employees), (ix) visa type, if any, and (x) commencement date of employment with the Company. Except as set forth in Section 3.13(b) of the Sellers Disclosure Schedule, all employees of the Company are employed on an at-will basis and may be terminated at any time, with or without cause, with or without advance notice, and without any obligation to provide severance payments or benefits. The Company has properly classified all employees it has classified as exempt under all applicable Laws regarding overtime compensation, meal periods, rest breaks and minimum wage requirements.

(c)                Section 3.13(c) of the Sellers Disclosure Schedule accurately lists as of the Closing Date all independent contractors of the Company, and for each such independent contractor, his or her: (i) state or applicable jurisdiction where services are performed; (ii) terms of compensation, (iii) commencement date of service with the Company or any of its Subsidiaries; and (iv) amount of advance notice and/or liability upon termination in excess of applicable statutory requirements. The Company is in material compliance with all applicable Laws relating to the engagement of all independent contractors and leased employees. During the prior three (3) years, all independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other Laws.

(d)               The Company and each ERISA Affiliate comply with all, and have at all times complied with all, and neither the Company nor any ERISA Affiliate has received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Entity alleging that any of them has violated any, Laws or applicable contractual arrangements that relate to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, employment or termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, employee privacy, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of Sellers, no such claim is threatened.

(e)                To the Knowledge of Sellers, no executive or manager of the Company has given written notice to the Company of any present intention to terminate his or her employment.

(f)                 During the past three (3) years, the Company has not has implemented any employee layoffs, plant closing or terminations that triggered application of the WARN Act or any analogous Law.

(g)               The Company has withheld in all material respects all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. During the prior three (3) years, the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. During the prior three (3) years, the Company has not been delinquent in the payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability benefits.

(h)              Except as set forth on Section 3.13(h) of the Sellers Disclosure Schedule, to the Company’s Knowledge, no employee of the Company is in violation in any material respect of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

Section 3.14. Employee Benefits

(a)                Section 3.14(a) of the Sellers Disclosure Schedule sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, currently entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on the Sellers Disclosure Schedule pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b)               The Company has delivered the following documents to Purchaser with respect to each Benefit Plan: (1) correct and substantially complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)                Each Benefit Plan has been maintained and administered in all respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans.

(d)               The Company does not maintain, participate in or contribute to, and has not in the past six (6) years maintained, participated in or contributed to, any plan intended to be qualified under Section 401(a) of the Code.

(e)                No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or any of its current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(f)                The Company is not subject to any liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA. The Company has complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(g)              No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(h)               All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Benefit Plans have been timely made or accrued.

(i)                 No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought within the last three (3) years or is pending or, to the Knowledge of Sellers, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of Sellers, threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(j)                 No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, or (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA.

(k)               The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (3) trigger any obligation to fund any Benefit Plan.

(l)                There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company that, individually or collectively, could give rise to any payment or benefit as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code. No Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder. The Company does not have any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(m)               Except as set forth on Section 3.14(m) of the Sellers Disclosure Schedule, no Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

Section 3.15. Company Material Contracts

(a)       Section 3.15(a) of the Sellers Disclosure Schedule contains a true, accurate and complete list of each of the following types of Contracts to which the Company is a party or by which its assets or properties are bound (each, a “Company Material Contract”):

(i)                   any Contract (A) pursuant to which the Company received aggregate payments in excess of $50,000 during the fiscal year ended December 31, 2017 or during the eight (8) month period ended August 31, 2018 or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company in excess of $50,000 within the twelve (12) month period from and after the date of this Agreement;

(ii)                    any Contract (A) pursuant to which the Company made aggregate payments in excess of $50,000 during the fiscal year ended December 31, 2017 or during the eight (8) month period ended December 31, 2018 or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company in excess of $50,000 within the twelve (12) month period from and after the date of this Agreement;

(iii)                  any Contract with any Major Customer or Major Supplier;

(iv)                  any Contract relating to Indebtedness (with “Indebtedness” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”);

(v)                    any Contract limiting, restricting or prohibiting the Company from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; (C) conducting any business activities with any Person; or (D) using, exploiting, asserting or enforcing (against infringers) any Owned Intellectual Property anywhere in the world;

(vi)                  any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;

(vii)                any Contract containing non-solicitation provisions restricting the Company’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers;

(viii)              any (A) joint venture, strategic alliance, partnership, licensing, franchise, manufacturer, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by the Company with any other Person;

(ix)                  any Contract that contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of a third party;

(x)                    any Contract granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets of the Company;

(xi)                 any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by the Company of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by the Company of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;

(xii)                any Contract providing for capital expenditures in excess of $25,000 individually, or in excess of $100,000 in the aggregate;

(xiii)              any Contract under which the Company has made, or that obligates the Company to make, a loan or capital contribution to, or investment in, any Person, other than advances to employees in the ordinary course of business;

(xiv)              any Contract under which: (A) the Company is the lessor of, or makes available for use by any third party, any equipment or other tangible property owned by the Company or (B) the Company is the lessee of, or is provided the use of, any equipment or other tangible property owned by any third party, in each case of clauses (A) and (B) for payments or other consideration of more than $10,000 during any twelve (12) month period;

(xv)                any Real Property Lease;

(xvi)              any Company Inbound IP Contract, excluding Contracts for the nonexclusive license of commercially-available off-the-shelf software (including software as a service) that is not incorporated into a Company Product and for which the Company has paid (or has an obligation to pay) less than $50,000 in the aggregate;

(xvii)            any Company Outbound IP Contract;

(xviii)          any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;

(xix)              any Contract for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis;

(xx)                any Contract providing for: (A) Change of Control Payments (with “Change of Control Payments” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”); (B) Accrued Compensation (with “Accrued Compensation” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”); (C) Deferred Compensation (with “Deferred Compensation” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”); or (D) the creation, acceleration or vesting of any right or interest for the benefit of any current or former employee or equity holder of the Company, Jupiter Europe or any Affiliate of the foregoing entities which become payable as a result of or in connection with the consummation of the Transactions;

(xxi)            any Contract between the Company and any temporary staffing company, employee leasing agency or professional employer organization, including but not limited to any Contract for the engagement of one or more independent contractors;

(xxii)            any settlement agreement, severance agreement or similar Contract;

(xxiii)          any Contract between or among the Company, on the one hand, and any Seller or any Affiliate of any Seller (other than the Company), on the other hand;

(xxiv)          any Contract with any Governmental Entity;

(xxv)             any power of attorney or similar grant of agency executed by the Company;

(xxvi)          any Contract that was otherwise not entered into in the ordinary course of business or is otherwise material to the business conducted by the Company; and

(xxvii)        any Contract which commits the Company to enter into any of the foregoing.

(b)       Except as set forth on Section 3.15(b) of the Sellers Disclosure Schedule,

with respect to each Company Material Contract: (i) such Company Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of Sellers, each other party thereto, and is enforceable against each of them in accordance with its terms; (ii) neither the Company nor, to the Knowledge of Sellers, any other party to such Company Material Contract is in breach of or default under such Company Material Contract; (iii) no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Company Material Contract; (iv) the Company has not provided to or received from any counterparty thereto any notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Company Material Contract; and (v) the Company has not provided to or received from any counterparty thereto any notice announcing, contemplating or threatening to: (A) terminate (other than Company Material Contracts that are expiring pursuant to their terms) or not renew such Company Material Contract, (B) seek the renegotiation of such Company Material Contract in any material respect, or (C) substitute performance under such Company Material Contract in any material respect. The Company has delivered or made available to Purchaser true, correct and complete copies of all written Company Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Company Material Contracts.

Section 3.16. Intellectual Property

(a)                Company Products. Section 3.16(a) of the Sellers Disclosure Schedule accurately identifies all Company Products, including the applicable name, version number, part number, and other appropriate product identifiers.

(b)               Company Registered Intellectual Property. Section 3.16(b) of the Sellers Disclosure Schedule accurately identifies: (i) each item of Company Registered Intellectual Property; (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed, the record owner(s), the applicable registration or filing date, the applicable registration or serial number, and the applicable status of such item (whether registered, issued, pending, published, etc.); (iii) for each item of Company Registered Intellectual Property that is a domain name, the registrant of record, expiration date, and information about the Domain Name Registrar with which such domain name has been registered or filed; (iv) each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain, perfect, preserve, or renew such item of Company Registered Intellectual Property; and (v) any pending or threatened Proceedings (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or Governmental Entity in which the Company Registered Intellectual Property is involved. The Company has delivered to Purchaser complete and accurate copies of all applications, correspondence with any Governmental Entity and other material documents related to each such item of Company Registered Intellectual Property.

(c)                Validity and Enforceability of Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting, and excluding pending applications, enforceable. The Company has paid all necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property and has filed and recorded all necessary documents, recordations, and certificates in connection with such Registered Intellectual Property with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. The Company has recorded each assignment of rights in Company Registered Intellectual Property to Company by a Person with the applicable Governmental Entity.

(d)               Inbound Licenses. Section 3.16(d) of the Sellers Disclosure Schedule accurately identifies each Contract pursuant to which any Person has licensed, assigned, or otherwise granted any rights under (including any covenant not to sue or non-assertion obligation), Intellectual Property to the Company, excluding from the listing obligation under this Section 3.16(d), but not from the definition of Company Inbound IP Contract: (i) nondisclosure agreements granting only limited rights to use Intellectual Property for evaluative purposes, (ii) Contracts for the non-exclusive license of commercially-available off-the-shelf software (including software as a service) that is not incorporated into a Company Product and for which the Company has paid (or has an obligation to pay) less than $50,000 in the aggregate, and (iii) Contracts with current and former employees, consultants, and independent contractors of the Company entered into on the Company’s standard form thereof provided to Purchaser (each, a “Company Inbound IP Contract”).

(e)                Outbound Licenses. Section 3.16(e) of the Sellers Disclosure Schedule accurately identifies each Contract pursuant to which the Company has granted any Person any license under, or has made or granted any assignment of right or interest under or in (whether or not currently exercisable and including a right to receive a license, covenant not to sue or non-assertion obligation), any Intellectual Property, excluding from the listing obligation under this Section 3.16(e), but not from the definition of Company Outbound IP Contract: (i) nondisclosure agreements granting only limited rights to use Intellectual Property for evaluative purposes and (ii) non-exclusive licenses of Owned Intellectual Property granted to service providers of the Company solely to enable such service providers to provide services for the sole benefit of the Company (each, an “Company Outbound IP Contract”).

(f)               Ownership; Restrictions. No Company Owned Intellectual Property or Company Products are subject to any Order of a Governmental Entity restricting the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Owned Intellectual Property or Company Products. The Company owns, and has good and exclusive title to, each item of Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Company has not (i) transferred or assigned ownership of any Owned Intellectual Property that was, at the time of transfer or assignment, material to the Company; (ii) granted any exclusive license of or exclusive right to Company Owned Intellectual Property; (iii) authorized or agreed to joint ownership of Company Owned Intellectual Property; or (iv) permitted the Company’s rights in any material Company Owned Intellectual Property to lapse or enter the public domain.

(g)                 Royalty Obligations. Section 3.16(g) of the Sellers Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use of any Company Owned Intellectual Property.

(h)               Company Standard Form IP Agreements. The Company has delivered to Purchaser a complete and accurate copy of each standard form of: (i) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement (each such form, a “Company Standard Form IP Agreement”). Section 3.16(h) of the Sellers Disclosure Schedule accurately identifies (x) each Contract that is based upon or a variation of a Company Standard Form IP Agreement if such Contract deviates in any material respect from the corresponding Company Standard Form IP Agreement and (y) each Contract between the Company and one of its employees, consultants or independent contractors in which any such employee, consultant or independent contractor expressly reserved or retained any rights in Intellectual Property related to the business of the Company.

(i)                 Service Provider Agreements; Protection of Trade Secrets. Each current and former employee, consultant and independent contractor of the Company who is or was involved in the creation or development of any material Technology or Intellectual Property for or on the behalf of the Company has signed a valid and enforceable agreement containing an irrevocable assignment of any such Technology or Intellectual Property to the Company and containing customary confidentiality provisions, including confidentiality provisions protecting the Company Owned Intellectual Property. At all times, the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company and all of the Company’s trade secrets and any proprietary information or trade secrets of other Persons provided to the Company under an obligation of confidentiality (collectively, “Proprietary Information”). The Company is not, and has not been, in breach of any Contracts with such other Persons with respect to the confidentiality of such Persons’ Proprietary Information. Without limiting the generality of the foregoing, the Company has not disclosed material Proprietary Information except pursuant to a written Contract containing customary non-disclosure and confidentiality restrictions.

(j)                 Sufficiency of Intellectual Property. The Company Owned Intellectual Property and Licensed Intellectual Property include all Intellectual Property needed to conduct the business of the Company as currently conducted and as currently planned to be conducted.

(k)               Effect of Transactions. Neither this Agreement nor the consummation of the Transactions will result in (or purport to result in), or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any Contract to which the Company is a party: (i) a loss of, or imposition of any Lien on, any Owned Intellectual Property or Intellectual Property owned by Purchaser or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Technology, including Company Source Code; (iii) the Company, Purchaser or any of its Affiliates granting or assigning to any Person any right in or license to any Intellectual Property; (iv) the Company, Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Company’s right in or to any Owned Intellectual Property or Purchaser’s or its Affiliates’ rights in or to any Intellectual Property owned by Purchaser or its Affiliates; or (vi) the Company, Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date.

(l)                No Third-Party Infringement of Owned Intellectual Property. To the Knowledge of Sellers, no Person has infringed, misappropriated, diluted, or otherwise violated, and no Person is currently infringing, misappropriating, diluting, or otherwise violating, any Owned Intellectual Property. Section 3.16(l) of the Sellers Disclosure Schedule accurately identifies (and the Company has delivered to Purchaser a complete and accurate copy of) each letter or other communication or correspondence that has been sent by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement, misappropriation, dilution, or violation of any Company Owned Intellectual Property by any Person, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(m)             No Infringement of Third-Party Intellectual Property. To the Knowledge of the Sellers, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated, diluted, or otherwise violated or made unlawful use of any Intellectual Property of any Person. To the Knowledge of the Sellers, the operation of the business of the Company as currently conducted, including, without limitation, the design, development, manufacture, use, import, sale, licensing, or exploitation of the Company Products and the use of Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not infringe, dilute, misappropriate or otherwise violate any Intellectual Property of any Person. No infringement, misappropriation, dilution, or violation Proceeding is pending or, to the Knowledge of Sellers, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Proceeding. The Company has never received any notice or other communication (in writing or to the Knowledge of Sellers, orally) relating to any actual, alleged or suspected infringement, misappropriation, dilution, or violation by the Company of any Intellectual Property of any Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property. The Company has not received notice from any Person alleging that the Company is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, nor has assumed any liabilities to discharge or otherwise take responsibility for, any allegations of infringement, misappropriation, dilution, or violation of the Intellectual Property of a Person.

(n)               Sponsored Research. No university, hospital, research center, Governmental Entity or other organization sponsored or provided funding for the research and development conducted by the Company or has any claim of right to or ownership of or other Lien on any Company Owned Intellectual Property or, to the Knowledge of Sellers, Licensed Intellectual Property. No research and development conducted by the Company was performed by a graduate student or employee of any university, hospital, research center or Governmental Entity.

(o)               Standards. The Company has not participated in any standards-setting process nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting process.

(p)               Company IT Systems. The Company owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Company (the “Company IT Systems”). The Company IT Systems that are currently used by the Company constitute all the information and communications technology reasonably necessary to carry on the business of the Company. The Company has implemented all updates, upgrades, bug fixes and revisions applicable to the Company IT Systems as recommend by the manufacture or provider of the Company IT Systems. The consummation of the Transactions will not impair or interrupt in any material respect: (i) the Company’s access to and use of, or its right to access and use, the Company IT Systems or any third party databases or third party data used in connection with the business of the Company as currently conducted; and (ii) to the extent applicable, the Company’s customers’ access to and use of the Company IT Systems. Except as set forth on Section 3.16(p) of the Sellers Disclosure Schedule, the Company has implemented firewall protections, implemented virus scans and taken all steps in accordance with industry standards, including without limitation, the Payment Card Industry Data Security Standard, to secure the Company IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems. Except as set forth on Section 3.16(p) of the Sellers Disclosure Schedule, the Company has in effect industry standard disaster recovery plans and procedures in the event of any malfunction of or unauthorized access to any Company IT Systems. Except as set forth on Section 3.16(p) of the Sellers Disclosure Schedule, all Company IT Systems have been available and continuously operating in an error free manner during the three (3) years immediately preceding the date of this Agreement. There: (x) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems; (y) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Company IT Systems.

(q)       Data Privacy. Except as set forth on Section 3.16(q) of the Sellers Disclosure Schedule, the Company’s use or handling of Personally Identifiable Information at all times did not and does not violate (a) any Laws relating to the protection of Personally Identifiable Information (including without limitation the General Data Protection Regulation of the European Union (“GDPR”)), the Payment Card Industry Data Security Standards, and any applicable Laws and industry standards regarding direct marketing, e-mails, text messages or telemarketing and (b) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (a) (collectively “Data Protection Laws and Standards”). The Company does not collect or process Sensitive Data or Personally Identifiable Information from any Person that is a minor. The Company has provided adequate notice and obtained any necessary consents required for the collection, processing, recording, organization, storage, use, disclosure and dissemination of Business Data and Personally Identifiable Information under and in compliance with Data Protection Laws and Standards. The Company has not received any notice that the Company is, or may be in violation of any Data Protection Laws and Standards. The Company has not distributed or displayed any Business Data in breach of any Contract. At all times: (i) the Company has posted a privacy policy governing the Company’s use and collection of Personally Identifiable Information on its website; and (ii) the Company’s privacy policy completely and accurately describes the Company’s use, collection, display and distribution of any personal information and complies with GDPR and all other applicable Data Protection Laws and Standards. Copies of all current and past privacy policies posted by the Company have been provided to Purchaser. The Company has implemented industry standard technical, physical and organizational measures to safeguard its websites, services and Business Data from unauthorized access or acquisition, or use by any Person. Section 3.16(p) of the Sellers Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Business Data maintained by or for the Company, the types of Business Data in each such database, the means by which the Business Data were collected and the security policies that have been adopted and maintained with respect to each such Business Data. There has been no unauthorized access or acquisition of any Personally Identifiable Information (“Data Security Breach”). A copy of all audits that describe or evaluate the Company’s information security procedures have been provided to Purchaser; there are no discrepancies, errors or disclosure items in such audits that remain unresolved. The Company has not provided copies of, or access, to Business Data to any Person who has not entered into a Contract with the Company to use, receive or view Business Data and copies of all such Contracts have been provided to Purchaser. The consummation of the transactions contemplated under this Agreement will not breach or otherwise cause any violation of any Data Protection Laws and Standards, privacy policies or Contracts with respect to the collection and use of Business Data in the conduct of the Business.

Section 3.17. Insurance.

(a)                Section 3.17(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Company, including self-insurance, in each case held by the Company or any other Person (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer; and (iii) policy limits and deductibles.

(b)               The Insurance Policies are of the type and in the amounts as are customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company operates and meet all contractual and statutory requirements to which the Company is subject. There have been no gaps in insurance coverage that could expose the Company to uninsured liability for events which would be covered by the Insurance Policies (had such Insurance Policies been in effect) that occurred prior to the date of this Agreement.

(c)                With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) the Company and, to the Knowledge of Sellers, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums owning through the date of this Agreement for such Insurance Policy have been paid in full; (iv) the Company will not be liable for retroactive premiums or similar payments under such Insurance Policy; and (v) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).

(d)               Neither the Company nor, to the Knowledge of Sellers, any other Person, has received any written notice or other communication (in writing or otherwise) regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.

(e)               Section 3.17(e) of the Sellers Disclosure Schedule sets forth: (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for the Company to the extent involving claims in excess of $10,000. All claims, incidents, wrongful acts or occurrences for which the Company reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.18. Accounts Receivable; Accounts Payable; Inventory

(a)       Section 3.18(a) of the Sellers Disclosure Schedule sets forth: (i) an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company (the “Company Accounts Receivable”) as of a date within five (5) Business Days of the date of this Agreement; and (ii) the agings of such Company Accounts Receivable from the date of invoice. Except as set forth in Section 3.18(a) of the Sellers Disclosure Schedule, all Accounts Receivable (including those Accounts Receivable reflected on the Company Interim Balance Sheet that have not yet been collected): (A) represent sales actually made in the ordinary course of business; (B) constitute only valid, and to the Knowledge of Sellers, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; (C) subject to a reserve for bad debts shown on the Company Interim Balance Sheet or, with respect to Company Accounts Receivable arising after the Company Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing; (D) do not represent obligations for goods sold on consignment; and (E) are not the subject of any formal Proceeding brought by or on behalf of the Company. Since the date of the Company Interim Balance Sheet, the Company has collected its Company Accounts Receivable in the ordinary course of business and has not accelerated any such collections.

(b)               All accounts payable of the Company arose in the ordinary course of business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Company Interim Balance Sheet, the Company has paid its accounts payable in the ordinary course of business, except for those accounts payable the Company is contesting in good faith.

(c)                Except as otherwise reserved for on the Company Financial Statements, all inventory of the Company consists of a quality usable and saleable in the ordinary course of business.

Section 3.19. Bank Accounts; Letters of Credit; Performance Bonds.

Section 3.19 of the Sellers Disclosure Schedule sets forth: (a) the identity of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto; (b) each letter of credit with respect to which the Company is an applicant or of which the Company is a beneficiary (whether drawn or undrawn); and (c) each performance bond to which the Company is a party. No such performance bonds have been called.

Section 3.20. Affiliate Transactions.

Except as set forth in Section 3.20 of the Sellers Disclosure Schedule (collectively, the “Affiliate Agreements”): (a) other than employment by the Company, there are no agreements, arrangements or understandings between the Company, on the one hand, and any Seller or any officer or director of the Company, or any of their respective Affiliates, on the other hand; and (b) neither any current or former member, manager, stockholder, director, officer or employee of the Company, nor any immediate family member of any of the foregoing: (i) has any ownership interest in any property or asset used by the Company; (ii) provides material services to the Company (other than employment by the Company); (iii) has borrowed money from or loaned money to the Company that is currently outstanding; or (iv) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, the Company.

Section 3.21. Broker’s Fees.

Except as set forth in Section 3.21 of the Sellers Disclosure Schedule, none of the Sellers, the Company or any of their respective Representatives has employed any financial advisor, broker or finder in a manner that would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions. There are no rights, obligations or other Liabilities under any Contract with any of the financial advisors, brokers or finders set forth in Section 3.21 of the Sellers Disclosure Schedule that will continue in effect beyond the Closing.

Section 3.22. Unlawful Payments.

(a)       Neither the Company nor any Affiliate, director, officer or employee of the Company, nor, to the Sellers’ Knowledge, any agent, representative, sales intermediary or other third party acting on behalf of the Company, in any way relating to the business of the Company: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any “Public Official” (as hereinafter defined) or other Person, for purposes of (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other Person to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the business of the Company, or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person.

(b)               There is no pending or, to the Sellers’ Knowledge, threatened claims against the Company with respect to violations of any applicable anticorruption Law.

(c)                For purposes of this Section 3.22, “Public Official” means: (i) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (iii) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

Section 3.23. Product Liability; Defects.

(a)                There are no Proceedings commenced, brought, conducted, or pending before any court or other Governmental Entity or any arbitrator or arbitration panel or, to the Knowledge of Sellers, threatened, notice of violation or investigation, by or before any Governmental Entity relating to or involving any Company Product.

(b)               There has not been, nor is there under consideration by the Company, any product recall or post-sale warning of a material nature conducted by or on behalf of the Company concerning any Company Product. All Company Products complied and comply with applicable Laws, and there have not been and there are no material defects in any such Company Product that have not been fully remedied. Except as set forth on Section 3.23(b) of the Sellers Disclosure Schedule, No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

(c)                Section 3.23(c) of the Sellers Disclosure Schedule sets forth a complete list of all product warranty Liabilities of the Company, all product return Liabilities and all customer service Liabilities of the business of the Company, as currently conducted or as currently contemplated to be conducted, related to or that arise out of the Company Products for the 2017 fiscal year of the Company and (ii) for the period between January 1, 2018 and the Effective Date.

Section 3.24. Unwritten Agreements Summaries.

Each summary of an unwritten agreement contained in the Sellers Disclosure Schedule is accurate, complete and fairly represents the matters which it describes.

Section 3.25. Interim Operating Covenants.

The Company has taken no action, following December 1, 2018, that would be a violation of Section 6.1 of this Agreement were such action to be taken following the date hereof and prior to the Closing. The Company has not between December 1, 2018 and the date hereof distributed any cash to its members. For the avoidance of doubt, however, the Company’s distribution of cash in accordance with the definition of “Purchaser Portion of the 2018 Tax Liability” shall not serve as the basis for any breach of this Section 3.25 or any other provision of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1. Authority.

Such Seller has all requisite power, authority and capacity to enter into this Agreement and the other documents related to the Transactions (the “Transaction Documents”) contemplated hereby to which such Seller is a party and to consummate the Transactions. If such Seller is an Entity, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Seller, and the consummation of the Transactions by such Seller, have been duly authorized by all necessary action on the part of such Seller and its board of directors (or, if the Seller does not have a board of directors, manager or equivalent body), and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller or the consummation of the Transactions.

Section 4.2. Due Execution.

This Agreement has been, and each other Transaction Document to which such Seller is a party has been or will be, duly executed and delivered by such Seller, and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 4.3. Non-Contravention.

The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions and the performance of this Agreement and the other Transaction Documents will not: (i) if such Seller is an Entity, conflict with or violate any of its governing documents, or any resolution adopted by its shareholders or other holders of voting securities, board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Seller; (ii) conflict with or violate any applicable Laws to which such Seller is subject; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such Seller or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of such Seller (including any outstanding Purchased Equity held by such Seller) pursuant to, any Contract to which such Seller is a party or by which it is bound; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by such Seller.

Section 4.4. Contractual Consents.

Except as set forth on Section 4.4 of the Sellers Disclosure Schedule, no Consent under any Contract to which such Seller is a party or by which it is bound is required to be obtained, and such Seller is not or will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is a party or the consummation of the Transactions. For purposes of this Section 4.4, a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice would result in such Seller or the Company becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit or would have an adverse effect on Purchaser or the Company.

Section 4.5. Governmental Consents.

Except as set forth on Section 4.5 of the Sellers Disclosure Schedule, no Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by such Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is a party, or the consummation of the Transactions.

Section 4.6. Litigation

(a)                There is no Proceeding pending, or, to the knowledge of such Seller, threat in writing against such Seller: (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with and enforcement of any of the obligations of such Seller or any other Person under this Agreement; (ii) that relates to the ownership or alleged ownership of any Purchased Equity, or any option, warrant or other right to acquire share capital or other securities of the Company or Jupiter Europe, in each case, by such Seller; or (iii) that relates to any right or alleged right of such Seller to receive any consideration as a result of or in connection with this Agreement, any other Transaction Document, or any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)               No Seller has commenced any Proceeding, nor has such Seller threatened any Proceeding, against the Company, any employee of the Company, Purchaser or any Affiliate of any of the foregoing. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. No Seller has assigned its rights in any Proceeding described in the first sentence of this Section 4.6(b).

Section 4.7. Title and Ownership.

Such Seller is the record and beneficial owner of the Purchased Equity set forth as being owned by such Seller in Section 3.2(a)(i) and Section 3.2(b)(i) of the Sellers Disclosure Schedule, and such Seller has good, valid and marketable title to such shares, free and clear of all Liens. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Purchased Equity (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of Purchased Equity, except for agreements of such nature entered into with Purchaser. Except for the Purchased Equity set forth in Section 3.2(a)(i) and Section 3.2(b)(i) of the Sellers Disclosure Schedule, such Seller does not own any securities of the Company or Jupiter Europe or any right to acquire any such securities.

Section 4.8. Consideration Securities Investment

(a)                Such Seller is acquiring the Consideration Securities for his own account and is not acquiring such Consideration Securities with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. Such Seller has received no advice from Purchaser or any of its Affiliates or Representatives as to the legal, investment or tax consequences of such Seller’s investment in the Consideration Securities.

(b)               Such Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act or is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Consideration Securities, and has determined that investment in the Consideration Securities is suitable for such Seller, based upon his financial situation and needs, as well as his other securities holdings. Such Seller has the capacity to protect his own interests in connection with the transactions contemplated by this Agreement. Such Seller has become familiar, in connection with this Transaction, with the business that is conducted and is intended to be conducted by TILT.

(c)                Such Seller is able to bear the economic risk of its investment in the Consideration Securities for an indefinite period of time.

(d)               Such Seller understands that the Consideration Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration requirement is available. Such Seller further acknowledges and understands that such an exemption may not be available, and that the Purchaser is under no obligation to register the Consideration Securities.

(e)                Such Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Consideration Securities and has received such other information concerning TILT as he, she or it has requested. Such Seller has had an opportunity to ask questions and receive answers concerning the financial condition, operation and prospects of TILT and the Company both before and after giving effect to this Agreement.

(f)                 THE CONSIDERATION SECURITIES ISSUED TO SUCH SELLER HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS AND SUCH SELLER’S INVESTMENT IN THE CONSIDERATION SECURITIES IS SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE CONSIDERATION SECURITIES. SUCH SELLER ACKNOWLEDGES THAT HE, SHE OR IT MAY AND CAN AFFORD TO LOSE HIS, HER OR ITS ENTIRE INVESTMENT IN THE CONSIDERATION SECURITIES AND THAT HE, SHE OR IT UNDERSTANDS HE, SHE OR IT MAY HAVE TO HOLD SUCH INVESTMENT INDEFINITELY. Such Seller understands that such Seller must bear the economic risk of this investment indefinitely unless the Consideration Securities are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of Consideration Securities is qualified under applicable state securities Laws or an exemption from such qualification is available.

(g)               Such Seller understands that, upon receipt of the Consideration Securities, such Seller will be obligated to accede to the Partnership Agreement as a limited partner and to that certain Exchange Agreement (as defined in the Partnership Agreement), and will be subject to the transfer restrictions contained therein relating to the Consideration Securities.

Section 4.9. Tax Withholding Information.

All information provided or to be provided to Purchaser or the Escrow Agent by or on behalf of such Seller for purposes of enabling Purchaser to determine the amount to be deducted or withheld, if any, from the consideration payable to such Seller pursuant to this Agreement under any Law applicable to such Seller is and will be true, accurate and complete.

Section 4.10. Brokers.

Except as set forth on Section 4.10 of the Sellers Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of such Seller.

Section 4.11. Viper Due Diligence Report.

Such Seller agrees that he or she shall in no way rely, and has not in any way relied, on the accuracy or completeness of the contents of the Viper Due Diligence Report for any purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Sellers’ Representative simultaneously with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date as follows (with each reference to Purchaser in this Article V being deemed to reference Purchaser and/or its subsidiaries, as appropriate):

Section 5.1. Organization and Qualification

(a)       Purchaser is a limited partnership formed, validly existing and in good standing under the Laws of Delaware and has the requisite power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or prevent the consummation of the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.2. Capitalization; Ownership of Equity Securities

(a)                All of the issued and outstanding equity securities of Purchaser have been duly authorized and validly issued and are fully paid, non-assessable and free of any preemptive rights. As of immediately prior to the Closing and on a fully diluted basis factoring in all outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of equity securities of Purchaser to which Purchaser is a party, TILT will not have issued and outstanding more than 360,744,018 common shares. As of immediately prior to the Closing, the number of units of LP Interests that are issued and outstanding will be equal to the number of common shares of TILT that are issued and outstanding, reduced by a number of such units sufficient to take into account the amount of cash held by or on behalf of TILT and assuming that all compressed shares of TILT have been converted to common shares of TILT.

(b)               Except as set forth in Section 5.2(b), there are no outstanding contractual obligations to which Purchaser is a party: (i) to repurchase, redeem or otherwise acquire any equity interests in Purchaser; or (ii) relating to the voting of any equity interests in Purchaser.

(c)                All of the equity interests and all other securities that have ever been issued or granted by Purchaser have been issued and granted in compliance with: (i) all applicable state, United States and Canadian securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding equity securities of Purchaser were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of Purchaser.

(d)               There is no requirement under Laws for Purchaser to make any filing, give any notice, obtain any permit or take any proceeding as a condition to the lawful consummation of the transactions contemplated by the Transaction, other than the filings required to be made prior to or following Closing under applicable stock exchange rules and policies and the filing of a report of exempt distribution following Closing with the British Columbia Securities Commission.

(e)                To the knowledge of the Purchaser, with the exception of the Lockup Agreements and the Partnership Agreement, neither Purchaser nor any of Purchaser’s Affiliates are a party to or bound by any operating agreement, voting trust agreement, or other Contract restricting Sellers’ ability to transfer the Consideration Securities or any TILT securities into which the Consideration Securities are exchangeable.

Section 5.3. Authority.

Purchaser has all necessary power and authority and the requisite legal capacity to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder and to consummate the Transactions to be consummated by Purchaser. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transactions to be consummated by Purchaser, have been duly and validly authorized by all necessary action (or necessary corporate action, if applicable) on the part of Purchaser, and no other or further action or proceeding on the part of Purchaser or its equity holders is necessary to authorize the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by Sellers and the Sellers’ Representative, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 5.4. Consents and Approvals; No Violations

(a)                No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Purchaser for the execution and delivery by Purchaser of this Agreement or for the consummation by Purchaser of the Transactions. TILT has taken all such actions, and secured all approvals required, in accordance with the Law and the governing documents of TILT, to (i) elect Mark Scatterday to the board of directors of TILT and (ii) issue the equity securities of TILT to the Sellers, as contemplated by this Agreement.

(b)               The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the Transactions to be consummated by Purchaser do not and will not: (i) conflict with or violate any provision of the Partnership Agreement; or (ii) (x) conflict with or result in a violation or breach of any Law applicable to Purchaser or any of its respective properties or assets; (y) conflict with, result in a violation or breach of, result in the loss of any material rights or material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, material modification or cancellation of or a right of termination, material modification or cancellation under, or accelerate the performance required under, any Purchaser Material Contract, any Permit required for the conduct of the business of Purchaser, or any Contract by which Purchaser is bound or affected; or (z) result in the creation of any Lien upon any of the material properties or assets of Purchaser.

Section 5.5. Availability of Funds.

Purchaser, has, or shall have at the Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable Purchaser to pay the Estimated Purchase Price payable at the Closing and to make payment of all fees, cost and expenses required to be paid by Purchaser at the Closing in connection with the Transaction.

Section 5.6. Broker’s Fees.

Purchaser nor any of its Representatives has employed any financial advisor, broker or finder in a manner that would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 5.7. Canadian Securities Filings.

TILT has made all filings and disclosure required to be made by it pursuant to Canadian Securities Laws. The Public Record does not contain any misrepresentation (as such term is defined in Canadian Securities Laws). Neither TILT nor any of its Affiliates have any obligations or liabilities, direct or indirect, contingent or otherwise, not disclosed in the Public Record which: (i) are required to be disclosed by TILT on the Public Record pursuant to Canadian Securities Laws; and (ii) would reasonably be expected to have a material adverse effect on TILT or Purchaser.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1. Conduct of Company Business.

(a)       During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Article X (the “Interim Period”), except: (A) as set forth in Section 6.1(a) of the Sellers Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Purchaser, the Sellers shall cause the Company and Jupiter Europe to (with each reference in this Section 6.1 and elsewhere in this Article VI, with an exception to Section 3.1(a), to “Company” being deemed to be a reference to both the Company and Jupiter Europe):

(i)                      conduct its business in the ordinary course of business consistent with past practice and substantially in the same manner as currently conducted;

(ii)                    maintain and preserve intact its business organization, assets and properties and its existing relationships with and goodwill of those having material business relationships with the Company; and

(iii)                  retain the services of its present officers except Dan Santy, Adam Drazin and Jordan Geotas.

(b)       Without limiting the generality of Section 6.1(a), during the Interim Period, except: (A) as set forth in Section 6.1(b) of the Sellers Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Purchaser, the Sellers shall cause the Company not to:

(i)                      amend the Operating Agreement or any other governing document;

(ii)                    sell, transfer, assign, convey, lease, or otherwise dispose of any of the properties or assets of the Company (or any interest therein), other than inventory or supplies sold or used in the ordinary course of business consistent with past practice;

(iii)                  mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of the assets or properties of the Company;

(iv)                  (A) acquire (by merging or consolidating with, or by purchasing a substantial portion of the properties or assets of) any business or any corporation, partnership or other business organization or any division thereof, or (B) purchase or otherwise acquire any material amount of assets from any Person;

(v)                    make any capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice;

(vi)                  make any loan, advance or capital contribution to, or investment in, any Person, other than advancement of expenses to employees of the Company in the ordinary course of business consistent with past practice;

(vii)                (A) create or incur, or offer, place or arrange, any Indebtedness (with “Indebtedness” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”); (B) cancel, release or assign any Indebtedness (with “Indebtedness” being deemed to mean both (a) its as defined meaning and (b) the meaning it would have if the references in its definition to “Company” were replaced with “Jupiter Europe”) owed to the Company; or (C) assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other Person;

(viii)              (A) sell, issue, grant, mortgage, pledge, subject to any Lien, transfer or otherwise dispose of: (1) any membership interests or other equity interests or securities of the Company; or (2) any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any membership interests or other equity interests or securities of the Company; (B) sell, issue or grant any options, warrants, puts, calls, subscriptions, commitments or other rights of any character relating to the issuance, sale, purchase, conversion, exchange, registration, voting or transfer of any membership interests or other equity interests of the Company, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any membership interests or other equity interests or securities of the Company; (C) redeem, repurchase or otherwise acquire any membership interests or other equity interests or securities of the Company; or (D) combine, split, subdivide or reclassify any membership interests or other equity interests or securities of the Company;

(ix)                  except as required by applicable Law or the terms of any Benefit Plan in effect as of the date hereof: (A) increase the compensation payable or to become payable to, or change any of the benefits provided or to be provided to, any employee (except nothing herein shall preclude the Company from hiring new non-officer employees in the ordinary course of business and consistent with past practice), director, officer, independent contractor or consultant of the Company; (B) grant, commit to pay or increase the rate or terms of any retention, severance, change of control or termination pay to any employee (except nothing herein shall preclude the Company from hiring new non-officer employees in the ordinary course of business and consistent with past practice), director, officer, independent contractor or consultant of the Company; (C) amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; (D) terminate, renew, modify or amend any existing, or adopt, establish or enter into any new, Benefit Plan or employment policy relating to vacation pay, sick pay, disability coverage or severance pay, in each case with, for or in respect of any employee, director, officer, independent contractor or consultant of the Company; or (E) hire any Person to be an officer of the Company or terminate the employment of any officer, or elect any director of the Company;

(x)                    implement or announce any plant closing, material reduction in labor force or mass lay-off;

(xi)                  engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xii)                sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any person any right to, or permit the imposition of any Lien on, any Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(xiii)              except as required by GAAP or applicable Law: (A) make or change any Tax election; (B) change any annual Tax accounting period; (C) adopt or change any method of Tax accounting; (D) file any amended Tax Return (or similar report filed by the Company); (E) enter into any Tax closing agreement; (F) settle or compromise any Tax claim or assessment; (G) surrender any right to claim a Tax refund, offset or other reduction in liability; or (H) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiv)              except as required by GAAP, make any change in its accounting methodologies, practices, estimation techniques, assumptions, principles, policies or procedures;

(xv)                except in the ordinary course of business consistent with past practice: (A) modify its cash management activities (including the extension of trade credit, the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities); or (B) modify the manner in which the books and records of the Company are maintained;

(xvi)              enter into any new line of business or abandon or discontinue any existing line of business;

(xvii)            commence, pay, discharge, settle, release, waive or compromise any pending or threatened Proceeding;

(xviii)          fail to maintain in full force and effect any of the Insurance Policies;

(xix)              except in the ordinary course of business consistent with past practice: (A) enter into any Contract that, if in effect on the date hereof, would constitute a Company Material Contract; (B) terminate or materially amend or modify any Company Material Contract; (C) assign or otherwise transfer any rights or claims with respect to, or waive any term of or default under, or any Liability owing to the Company under, any Company Material Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach or default under any Company Material Contract;

(xx)                enter into any Contract which contains a change of control or similar provision that would require the Consent of, or a payment to, the other party or parties thereto in connection with the Transactions; or

(xxi)       enter into any Contract, except for the prospective office lease currently being negotiated between HL Camelback Office, LLC and the Company, or otherwise agree or commit, to take, any of the actions prohibited by this Section 6.1(b).

Section 6.2. Reasonable Best Efforts; Notices and Consents; Regulatory Filings.

(a)               General. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 6.2(c), each of the parties hereto agrees to cooperate with each other and to use (and to cause its Representatives to use) commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable after the date of this Agreement.

(b)               Notices and Consents. Each of the parties shall, and shall cause his, her or its Affiliates to, promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, registrations, filings and other documents, and to obtain, as promptly as practicable after the date of this Agreement, all Consents of Governmental Entities and other Persons necessary or advisable in connection with the consummation of the Transactions, including the Company Required Consents.

(c)            Regulatory Filings.

(i)       Without limiting the generality of the parties’ undertakings pursuant to Section 6.2(a) and Section 6.2(b), each party hereto shall (and the Sellers shall cause the Company to): (i) make, or cause to be made, the registrations, filings and submissions required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the Transactions as promptly as practicable (but in any event no later than five (5) Business Days) following the date of this Agreement; (ii) make, or cause to be made, the registrations, filings and submissions (if any) required of it or any of its Affiliates under any other applicable Antitrust Laws in connection with this Agreement and the Transactions as promptly as practicable (but in any event no later than five (5) Business Days) following the date of this Agreement; (iii) comply at the earliest practicable date and after consultation with the Sellers’ Representative or Purchaser, as applicable, with any request for additional information or documentary material received by the other or any of its Affiliates from any applicable Governmental Entity in connection with any registrations, filings or submissions required under the HSR Act or any other applicable Antitrust Laws; (iv) cooperate with the other parties (including furnishing all necessary information and reasonable assistance as any other party may reasonably request) in connection with any registrations, filings or submissions required under the HSR Act or any other applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Transactions initiated by any Governmental Entity; and (v) use commercially reasonable efforts to secure the early termination of any waiting periods under the HSR Act and the receipt of any clearances, approvals, or confirmations from Governmental Entities in other countries in which any registrations, filings or submissions pursuant to any applicable Antitrust Laws have been made to the extent required in connection with the consummation of the Transactions at the earliest possible date. Each party hereto shall promptly inform the other parties of any communication (whether oral or written) made to, or received by, such party from any Governmental Entity regarding any of the Transactions, and promptly provide a copy of any such written communication, or a written summary of any such oral communication, to the other parties.

(ii)                    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions that any party may have with Governmental Entities in the ordinary course of business and not relating to the Transactions) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. None of the parties shall initiate, participate in, or agree to participate in any substantive meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity unless it shall have given advance notice to the other parties of such substantive meeting, discussion, appearance or contact, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Nothing in this Section 6.2(c) shall require any party to provide access to, or disclose any information to, any other party or any of its Affiliates if such access or disclosure, in the good faith reasonable belief of such first party: (x) would waive any attorney-client or an attorney work-product privilege; (y) would be in violation of applicable Laws (including the HSR Act or any other Antitrust Laws) or the provisions of any Contract to which such first party is a party; or (z) would contain any confidential information.

(iii)                  Notwithstanding anything to the contrary set forth in this Section 6.2, nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates to propose or agree to: (w) sell, hold separate, dispose of, divest, discontinue or limit, before or after the Closing Date, any assets, products, businesses or interests of Purchaser, the Company or any of their respective Affiliates; (x) any conditions relating to, or changes or restrictions in, the operations of any such assets, products, businesses or interests which, in either case, could reasonably be expected to result in a Purchaser Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the Transactions; (y) any material modification or waiver of the terms and conditions of this Agreement; or (z) take any other action that limits the freedom of action with respect to, or the ability to retain, any assets, products, businesses or interests of Purchaser, the Company or any of their respective Affiliates in order to avoid the entry of or to effect the dissolution of any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the Transactions.

Section 6.3. Access to Information

(a)       During the Interim Period, the Sellers shall, and shall cause the Company to:

(i)                  afford Purchaser and its Representatives full and free access, during normal business hours and upon reasonable notice, to the personnel, offices, properties (including the Leased Real Property), assets, book and records, Contracts and other documents and data of or related to the Company;

(ii)                  furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (iii) instruct their respective Representatives to cooperate with Purchaser in its investigation of the Company; provided, however, that such access shall not unreasonably interfere with the ongoing business or operations of the Company.

Section 6.4. Notice of Certain Events and Updating of Disclosure Schedules.

(a)                During the Interim Period, the Sellers’ Representative shall promptly notify Purchaser in writing of, and Purchaser shall promptly notify the Sellers’ Representative in writing: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (ii) any notice or other communication from any Governmental Entity in connection with the Transactions. During the Interim Period, the Sellers’ Representative shall promptly notify Purchaser in writing of any Proceeding commenced or, to the Knowledge of Sellers, threatened in writing against, relating to, involving or otherwise affecting the Company or any Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 of this Agreement or that relates to the consummation of the Transactions.

(b)               During the Interim Period, the Sellers’ Representative shall promptly notify Purchaser of any changes, additions, or events that would cause any of the Company’s or the Sellers’ representations and warranties in this Agreement to be inaccurate in any material respect and shall promptly update the Sellers Disclosure Schedules related thereto. No notification of a change or addition to a Sellers Disclosure Schedule made pursuant to this Section 6.4(b) shall be deemed to waive the condition set forth in Section 9.1(a) hereof unless in any such case Purchaser specifically agrees thereto in writing. If the Closing occurs, all such updates, changes, additions or modifications to the Sellers Disclosure Schedules shall be deemed for all purposes to modify the Sellers Disclosure Schedules and the related representations and warranties made by the Company and Sellers under this Agreement.

Section 6.5. Exclusive Dealing.

During the Interim Period, the Sellers shall not take, and shall cause the Company not to take, and shall not authorize, encourage, permit or instruct any of their Representatives or any Representatives of the Company to take, directly or indirectly, any action to: (a) solicit, initiate or encourage the making, submission or announcement of any indication of interest, inquiry, proposal or offer from any Person (other than Purchaser or its Representatives) relating to an Acquisition Transaction; (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Transaction; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Purchaser or its Representatives) relating to or in connection with an Acquisition Transaction; (d) provide any information to any Person (other than Purchaser or its Representatives) concerning an Acquisition Transaction; or (e) entertain or accept any proposal or offer from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Purchaser or its Representatives) relating to an Acquisition Transaction. The Sellers shall, and shall cause the Company to, and shall instruct their respective Representatives and the Representatives of the Company to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Transaction. Within two (2) Business Days following the date hereof, the Sellers shall, or shall cause the Company or a Representative of the Company to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between the Company and any such Person. The Sellers shall, and shall cause the Company to, notify Purchaser as soon as practicable in writing of any indication of interest, inquiry, proposal, offer or request for information relating to an Acquisition Transaction that is received by the Company, any Seller or the Sellers’ Representative during the Interim Period, which notice shall include: (i) a general description of the nature of the Person making or submitting such indication of interest, inquiry, proposal, offer or request (i.e., a “strategic buyer,” a “financial buyer,” etc.) and (ii) a summary of the terms and conditions thereof.

Section 6.6. Termination of Affiliate Agreements.

At or prior to the Closing, the Sellers shall, and shall cause the Company to, terminate all Affiliate Agreements, other than: (a) any Affiliate Agreement the continuation of which Purchaser has requested; and (b) any Affiliate Agreement which Purchaser has approved in writing to not be so terminated (collectively, the “Continuing Affiliate Agreements”).

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1. Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto agrees that, from time to time after the Closing, at the request of the other party or parties, they shall execute and deliver, or cause to be executed and delivered, to the other party or parties such further documents or instruments of any kind and take, or cause to be taken, such other actions as may be necessary, proper or advisable to carry out any of the provisions of this Agreement or the Transactions. The Sellers agree, from time to time after the Closing, at Purchaser’s request, to execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Purchased Equity and any of the Company’s rights or assets. In addition, Purchaser agrees, from time to time after the Closing, at the Sellers’ Representative’s request, to execute, acknowledge, and deliver to the Sellers such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as the Sellers may reasonably require in order to vest more effectively in the Sellers or to put the Sellers more fully in possession of the Consideration Securities. Each party shall bear its own costs and expenses in compliance with this Section 7.1.

Section 7.2. Post-Closing Confidentiality

(a)       From and after the Closing, each Seller shall, and shall instruct his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Purchaser, the Company or any of their respective Affiliates (collectively, “Company Confidential Information”), except that no Seller shall have any obligation under this Section 7.2 with respect to any Company Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by the applicable Seller, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under this Section 7.2; (ii) is already known to, or in the possession of, the applicable Seller prior to disclosure by Purchaser, free of any confidentiality obligation known to the Seller; (iii) is independently developed by the applicable Seller by activity not involving the use of or reference to the applicable Company Confidential Information; or (iv) is provided to the applicable Seller or any of his, her or its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Purchaser, the Company or any of their respective Affiliates.

(b)               From and after the Closing, no Seller shall, and each Seller shall cause his, her or its Affiliates not to, and shall instruct his, her or its and their respective Representatives not to, use any Company Confidential Information except as expressly authorized in writing by Purchaser or the Company. Each Seller shall, and shall instruct his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, take the same degree of care to protect the Company Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(c)                Notwithstanding the foregoing, no Seller shall be in breach of this Section 7.2 as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Seller; provided, however, that the applicable Seller shall give advance written notice of such compelled disclosure to Purchaser, and shall cooperate with Purchaser (at Purchaser’s sole expense) in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that the applicable Seller shall disclose only that portion of such Company Confidential Information which such Seller is advised by his, her or its counsel is legally required to be disclosed.

(d)               Each Seller agrees to accept responsibility for any breach of this Section 7.2 by any of his, her or its Affiliates or any of his, her or its or their respective Representatives.

Section 7.3. Non-Competition; Non-Solicitation; Non-Disparagement.

(a)       For a period commencing on the Closing Date and ending on the later of (i)  the four (4) year anniversary of the Closing Date and (ii) two (2) years following any Separation Date (as applicable, the “Restricted Period”), no Seller set forth on Schedule 6.3 (the “Restricted Sellers”) shall directly or indirectly: (i) engage in or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Restricted Business in the Territory;

(ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material adverse respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and any customer, supplier, licensee, licensor, client or distributor of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)       During the Restricted Period, no Seller shall directly or indirectly, solicit, recruit, encourage, or induce any employee or individual consultant of the Company to terminate his or her employment or engagement with the Company or any of its parent, subsidiaries or affiliates or to become employed or engaged by such Seller or any other third party, which for purposes of this Section 7.3(b) shall include any employee or consultant whose employment or engagement was terminated for cause or who resigned during the six month period preceding any such solicitation, recruitment, encouragement or inducement; provided, however, that nothing in this Section 7.3(b) shall prevent any Seller or any Affiliate of any Seller from hiring any employee whose employment has been terminated by the Company without cause or from making general solicitations in publications that are not targeted at the Company’s employees or consultants (provided, however, that such exception shall not apply to targeted or "blast" emails or solicitations published, directly or indirectly, on or through any social media website, account or network (including but not limited to Facebook, LinkedIn, Twitter, etc.).

(c)                During the Restricted Period, no Seller shall directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers, suppliers, vendors, licensees, licensors, clients or distributors of the Company or potential customers, suppliers, vendors, licensees, licensors, clients or distributors of the Company for purposes of diverting their business or services from the Company.

(d)               Each Seller agrees that he, she or it will not make or publish, verbally or in writing, any statements concerning Purchaser, the Company or any of their respective Affiliates or any of their respective Representatives which statements are intended to be injurious or inimical to the best interests of Purchaser, the Company or any of their respective Affiliates or any of their respective Representatives, including statements alleging that Purchaser, the Company or any of their respective Affiliates who such Seller knows is an Affiliate have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical. The foregoing shall not restrict (i) any Seller from making statements to Purchaser, (ii) any Seller who is an employee of Purchaser, the Company or any of their Affiliates from making non-public statements to officers of Purchaser, the Company or any of their Affiliates, (iii) any Seller or any Affiliate of a Seller from taking actions that they are required to take to enforce their rights and remedies under this Agreement or any Transaction Document or any other agreement which now or in the future may exist between a Seller or its Affiliate on the one hand and Purchaser, the Company or any of their Affiliates on the other hand, or (iv) any Seller sending a confidential communication to any Governmental Entity (including communications made in the course of any government investigation) in any testimony provided in any legal proceeding, or as otherwise may be required by law.

(e)                If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 7.3, Purchaser and the Company shall have the following rights and remedies not subject to any limitations under Article X, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser or the Company under law or in equity:

(i)                      the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Purchaser and the Company and that money damages may not provide an adequate remedy to Purchaser and the Company; and

(ii)                    the right and remedy to recover from the applicable Seller all monetary damages suffered by Purchaser or the Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 7.3.

(f)       Each Seller acknowledges that the restrictions contained in this Section 7.3 (i) are reasonable and necessary to protect the legitimate interests of Purchaser and the goodwill, customer relationships and Intellectual Property purchased by Purchaser and (ii) constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.4. General Release.

(a)       Notwithstanding anything to the contrary set forth in this Agreement, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase Price to be received by the Sellers, each Seller, on behalf of himself, herself or itself and each of his, her or its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Purchaser and its Affiliates), and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities or Damages (whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) the Sellers under this Agreement or any written agreement entered into by such Seller and any of Purchaser, the Company or their Affiliates in connection with this Agreement; or (ii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Operating Agreement (or any directors’ and officers’ liability insurance policy maintained by the Company in respect of the same) if any Releasing Party is made a party to a Proceeding as a result of such Releasing Party’s status as an officer, director, manager, member or employee of the Company with respect to any act, omission, event or transaction occurring on or prior to the Closing.

(b)               Without limiting the generality of Section 7.4(a), with respect to the Released Claims, each Seller, on behalf of himself, herself or itself and each Releasing Party, hereby expressly waives all rights under any Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Notwithstanding any such Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Seller, on behalf of himself, herself or itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which such Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

(c)                Each Seller, on behalf of himself, herself or itself and each Releasing Party, acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each Seller, on behalf of himself, herself or itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d)               Each Seller, on behalf of himself, herself or itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Each Seller, on behalf of himself, herself or itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Liabilities, Damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.

(e)                Each Seller, on behalf of himself, herself or itself and each Releasing Party, covenants and agrees not to, and agrees to direct his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims. Each Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement.

Section 7.5. Use of Names.

From and after the Closing Date, no Seller shall, and each Seller shall instruct his, her or its Affiliates not to: (a) market or offer any products or services using any of the words or terms (in any combination) that are identical or confusingly similar to, or a probable imitation or intentionally dilutive of any of the words and terms then used by the Company to market or offer any of the Company’s products or services; or (b) use any of the names set forth on Schedule 7.5 or any name confusingly similar to such names set forth on such schedule, including on stationery, business cards or signage.

Section 7.6. Company Employee Benefits; Purchaser Benefit Plan

Effective immediately after the Closing and for a period of twelve (12) months following the Closing, each employee of the Company shall be provided employee benefits (excluding, for purposes of clarity, base compensation, equity and other incentive compensation, and severance benefits) that are substantially comparable, in the aggregate, to the employee benefits provided by the Purchaser to its similarly-situated employees.

Section 7.7. Purchaser Portion of the 2018 Tax Liability.

Following the closing, and in no event later than 10 days following demand by the Sellers, and the provision of backup materials and/or information, as reasonably requested by Purchaser, Purchaser shall pay to the Sellers the Purchaser Portion of the 2018 Tax Liability. For the avoidance of doubt, the Purchaser Portion of the 2018 Tax Liability shall not exceed $6,000,000.

Section 7.8. Purchaser Equity Pool Payment.

Following the Closing, Parent and Sellers’ Representative shall cooperate in good faith to find a manner for TILT to issue, pursuant to the form of award agreement attached hereto as Exhibit G, 1,202,501 common shares of TILT (as adjusted for share splits, combinations, dividends and similar matters) in such amounts and to such Jupiter employees as designated by Mark Scatterday (the “Equity Pool Interests”), as reasonably approved by Parent. Such Equity Pool Interests, if issued, shall be non-transferrable for a period of at least six (6) months following the Closing, and shall be subject to the same vesting requirements as TILT’s senior executives. If the Equity Pool Interests are issued, Parent shall ensure that TILT complies with all applicable securities and other laws, rules and regulations, and use its best efforts to cause TILT’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, with the issuance of the Equity Pool Interests. If the Equity Pool Interests are not issued or fail to vest, a number of LP units shall be issued to Sellers on a pro rata basis in accordance with such Sellers’ formerly owned portion of the Purchased Equity equivalent to the number of Equity Pool Interests that are not issued or do not vest. The parties hereto intend that any issuance of LP units pursuant to the immediately preceding sentence shall be treated as a purchase price adjustment for Tax purposes (and thereby, an adjustment of the fair market value of the portion of its interest in the Company contributed to Purchaser in a Code Section 721(a) transaction) and no party hereto shall take any position contrary to such treatment in any Tax Return, contest or audit unless otherwise required by applicable law.

ARTICLE VIII

TAX MATTERS

Section 8.1. Transfer Taxes.

All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes imposed on the Company or any Seller in connection with this Agreement (“Transfer Taxes”) shall be paid 50% by Sellers and 50% by Purchaser. At least thirty (30) days prior to filing any such Tax Returns, the Sellers’ Representative shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and approval. Purchaser and the Sellers shall each be responsible for 50% of all costs and fees associated with filing all Tax Returns related to Transfer Taxes.

Section 8.2. Cooperation on Tax Matters.

Purchaser, the Sellers and the Sellers’ Representative shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information. Purchaser, the Sellers and the Sellers’ Representative agree to retain records with respect to Tax matters pertinent to the Company until the expiration of the relevant statute of limitations. Purchaser, the Sellers and the Sellers’ Representative further agree to use their best efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.

Section 8.3. Tax Returns.

From and after the Closing Date, Purchaser shall prepare or cause to be prepared and file or cause the Company and Jupiter Europe to file on a timely basis all Tax Returns for the Company and Jupiter Europe for any Pre-Closing Tax Period that are first due after the Closing Date (collectively “Purchaser Prepared Returns”). Purchaser shall provide to the Sellers’ Representative copies of all such Purchaser Prepared Returns (and the associated workpapers) that are income Tax Returns, for review by the Sellers’ Representative at least forty-five (45) days prior to the earlier of their due date (including extensions where applicable) or their expected filing date, and shall make such changes to those Purchaser Prepared Returns before filing as are reasonably requested by the Sellers’ Representative; provided that notwithstanding the foregoing, Sellers’ Representative shall be entitled, with reasonable approval by Purchaser, to select a “partnership representative” for purposes of any of the Company’s income Tax Returns for a Pre-Closing Tax Period as defined under Section 6223 of the Code and applicable Treasury regulations thereunder, shall have the option to preclude the Company from filing the election under Section 6226(a) of the Code (and corresponding provisions of applicable state or local Tax law) with respect to any such Pre-Closing Taxable Period of the Company so long each Seller agrees to indemnify the Company with respect to any Tax Liability resulting from the failure to file such election in accordance with Section 10.2(a)(iii). Unless required by applicable Law, Purchaser shall not cause or allow the Company to file any new or amended Purchaser Prepared Returns with respect to the Company without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld, delayed, or conditioned). No failure or delay of Purchaser in delivering Purchaser Prepared Returns to Sellers’ Representative to review shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement, except to the extent the Sellers are actually prejudiced by such failure or delay.

Section 8.4. Tax Contests.

The Sellers’ Representative shall promptly notify Purchaser upon receipt by any Seller or the Sellers’ Representative of any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Sellers’ Representative may elect to have sole control of the conduct of any Tax Matter with respect to a Pre-Closing Tax Period, including any settlement or compromise thereof, provided, however, that neither the Sellers nor the Sellers’ Representative shall settle or compromise such Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. If Sellers’ Representative does not elect to have such sole control, Purchaser shall, and Sellers’ Representative shall cause the Sellers to, provide copies of all correspondence with the applicable Governmental Entity, and Purchaser shall not settle or compromise such Tax Matter without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Except as otherwise provided in this Section 8.4, Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund or amend or file any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all Tax periods; provided, however, that to the extent that any such matter could result in the liability of Sellers under this Agreement, Purchaser shall not take such action without the approval of Sellers’ Representative, which shall not be unreasonably withheld, delayed or conditioned. Any refunds of Taxes received with respect to any Pre-Closing Tax Periods shall be for the benefit of the Sellers and shall be paid to the Sellers’ Representative for disbursement to the Sellers within 5 days of receipt of such funds.

Section 8.5. Tax Sharing Agreements.

All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

Section 8.6. Allocations of Taxes in Straddle Period .

For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall: (a) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period; and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

Section 8.7. Conflict.

In the event of any conflict or overlap between the provisions of this Section 8.7 and Article IX, the provisions of this Section 8.7 shall control.

Section 8.8. Definitions.

Each reference in this Section 8.7 to the Company, other than any such reference in Section 8.3, shall be deemed to be a reference to both the Company and Jupiter Europe.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1. Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

(a)       Representations and Warranties. Except as otherwise set forth in the Sellers Disclosure Schedules, each of the Company Fundamental Representations and each of the representations and warranties made by the Sellers in Article III of this Agreement that are qualified by materiality (including by a Company Material Adverse Effect qualifier) shall be true and correct in all respects, and each of the other representations and warranties made by the Sellers in Article III of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 9.1(a) as of such particular date).

(b)       Performance of Covenants. The Sellers shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

(c)       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)       Certificate. Purchaser shall have received a certificate signed by each of the Sellers, dated the Closing Date, to the effect that the conditions set forth in Sections 9.1(a), (b), and (c) have been satisfied.

(e)       Absence of Illegality; No Proceedings.

(i)                   No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and no Order shall have been issued by any Governmental Entity of competent jurisdiction and be in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions.

(ii)                 No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor shall any such Proceeding have been overtly threatened by any Governmental Entity.

(f)       Waiting Periods. The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. The required approval under any other applicable Antitrust Laws set forth on Section 9.1(f) of the Sellers Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(g)               Closing Deliveries. The Sellers’ Representative shall have made, or stand ready at the Closing to make, the deliveries required to be made by the Sellers’ Representative pursuant to Section 2.9(a).

(h)               Jupiter Europe. All of the outstanding share capital of Jupiter Europe has been purchased by the Company.

(i)                 Unit Issuance Agreements. Each Seller has entered into a unit issuance agreement in a form reasonably satisfactory to the Purchaser and the Sellers’ Representative.

Section 9.2. Conditions to Obligation of the Sellers.

 The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by the Sellers:

(a)              Representations and Warranties. Each of the Purchaser Fundamental Representations and each of the representations and warranties made by Purchaser in Article V of this Agreement that are qualified by materiality (including by a Purchaser Material Adverse Effect qualifier) shall be true and correct in all respects, and each of the other representations and warranties made by Purchaser in Article V of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 9.2(a) as of such particular date).

(b)               No Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.

(c)                Performance of Covenants. Purchaser shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

(d)               Certificate. The Sellers’ Representative shall have received a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e)                Absence of Illegality; No Proceedings.

(i)                      No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the Transactions illegal or otherwise prohibits consummation of the Transactions, and there shall not be any Order of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Transactions.

(ii)                  No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the Transactions nor shall any such Proceeding have been overtly threatened by any Governmental Entity.

(f)                Waiting Periods. The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated. The required approval under any other applicable Antitrust Laws set forth on Section 9.2(f) of Purchaser Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(g)               Private Placement Condition. TILT shall have consummated a private placement transaction, whereby it has sold equity securities of TILT to unaffiliated institutional investors, with such equity securities having a value of at least CAD [***] (such condition, the “Private Placement Condition”).

(h)               Closing Deliveries. Purchaser shall have made, or stand ready at the Closing to make, the deliveries required to be made by Purchaser pursuant to Section 2.9(b).

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.1. Survival of Representations and Covenants.

(a)                General Survival. Subject to Section 2.7(b), Section 9.1(b), Section 9.1(c), Section 9.1(f), Section 9.2(b), Section 9.2(c) and Section 9.2(f), the representations and warranties made by the Company, Purchaser and the Sellers in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Purchaser Indemnitee delivers to the Sellers’ Representative or and Sellers’ Indemnitee delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 10.2 or Section 10.3 based on such alleged inaccuracy or breach, then the relevant representation and warranty and claim for recovery shall survive the General Survival Date until such time as such claim is fully and finally resolved.

(b)               Specified Representations. Subject to Section 10.1(e) and notwithstanding anything to the contrary contained in Section 10.1(a), the Seller Specified Representations shall survive the Closing until the date that is sixty (60) days following the expiration of the statute of limitations applicable to Purchaser Indemnitees’ right of recovery for the inaccuracy in or breach thereof (including any waiver, extension or mitigation thereof); provided, however, that if, at any time on or prior to the date that is sixty (60) days following the expiration of the applicable statute of limitations (including any waiver, extension or mitigation thereof), any Purchaser Indemnitee delivers to the Sellers’ Representative a written notice alleging the existence of an inaccuracy in or a breach of, or a potential inaccuracy in or a potential breach of any such Seller Specified Representation, and asserting facts reasonably expected to establish a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the relevant Specified Representation and claim for recovery shall survive such expiration date until such time as such claim is fully and finally resolved.

(c)                Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely.

(d)               Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed or complied with.

(e)                Intentional Misrepresentation; Fraud. The limitations set forth in
Section 10.1(a) and in Section 10.1(b) shall not apply in the event of any intentional misrepresentation or fraud, each shall survive the Closing indefinitely.

Section 10.2. Indemnification by the Sellers.

(a)       Indemnification as to Company Matters. From and after the Closing (but subject to Section 10.1 and Section 10.4), the Sellers, severally but not jointly, shall hold harmless and indemnify each of Purchaser Indemnitees from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any Damages which are suffered or incurred at any time by any of Purchaser Indemnitees or to which any of Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:

(i)                      any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of the Sellers or the Company under or pursuant to this Agreement or in connection with the Transactions;

(ii)                    any breach or non-fulfillment of any covenant or other obligation of or to be performed by any of the Sellers or the Sellers’ Representative (in his capacity as such) in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of the Sellers under or pursuant to this Agreement or in connection with the Transactions;

(iii)                  any Liability (including by way of transferee liability), together with any Damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to: (A) the determination, assessment or collection of any actual or asserted Liability for any Tax of the Company in respect of any Pre-Closing Tax Period (including, for the avoidance of doubt, any “imputed underpayments” within the meaning of Section 6225 of the Code that relate to a Pre-Closing Tax Period) and any Tax attributes allocable to any Pre-Closing Tax Period, except to the extent such Taxes are taken into account in the calculation of the Final Purchase Price; (B) any inaccuracy in or breach of any of the representations and warranties set forth in Section 3.11 or Section 3.14 (determined, in each case, without regard to any materiality, Material Adverse Effect, knowledge, Sellers’ Knowledge or similar qualifiers or any matters disclosed in the Sellers Disclosure Schedule); (C) the determination, assessment or collection of any actual or asserted Liability for any Tax that is a social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount or employee insurance owed by the Company as a result of any payments made to any Seller pursuant to this Agreement; (D) the determination, assessment or collection of any actual or asserted Liability for any Tax of or owed by any Seller (including Taxes arising as a result of the Transactions) or any of his, her or its Affiliates (excluding the Company); (E) the determination, assessment or collection of any actual or asserted Liability for any Tax for which the Company (or any predecessor of the Company) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date (other than a consolidated, affiliated, combined or unitary group of which Purchaser is a member); (F) the determination, assessment or collection of any actual or asserted Liability for any Tax imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (G) any Transfer Taxes;

(iv)                  the amount of any Change of Control Payment, any Company Transaction Expenses or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Purchase Price; and

(v)                    any matter referred to in Section 10.2(a)(v) of the Sellers Disclosure Schedule.

(b)               Indemnification as to Seller Matters. From and after the Closing (but subject to Section 10.1), each Seller shall hold harmless and indemnify each of Purchaser Indemnitees from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of Purchaser Indemnitees or to which any of Purchaser Indemnitees may otherwise directly or indirectly become subject at any time and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty contained in Article IV made by such Seller.

(c)              Damage to Purchaser. The parties acknowledge and agree that, if after the Closing the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the capital stock of the Company after the Closing, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 10.3. Indemnification by Purchaser.

(a)              Indemnification as to Purchaser Matters. From and after the Closing (but subject to Section 10.1), Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time and which arise directly or indirectly from or as a result of:

(i)       any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Purchaser under or pursuant to this Agreement or in connection with the Transactions; or

(ii)       any breach or non-fulfillment of any covenant or other obligation of or to be performed by any of Purchaser in this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Purchaser under or pursuant to this Agreement or in connection with the Transactions.

Section 10.4. Limitations.

(a)       Sellers Indemnification Basket.

(i)                      The Sellers shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of Purchaser Indemnitees, or to which any one or more of Purchaser Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 (the “Purchaser Indemnitee Deductible Amount”) in the aggregate. Once the total amount of such Damages exceeds the Purchaser Indemnitee Deductible Amount, then the Purchaser Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the amount of Damages that exceeds $500,000.

(ii)                    The limitation set forth in Section 10.4(a)(i) shall not apply (and shall not limit the indemnification or other obligations of the Sellers): (A) in the event of intentional misrepresentation or fraud; (B) to inaccuracies in or breaches of any of the Company Fundamental Representations; (C) to inaccuracies in or breaches of any of the Seller Specified Representations, or (D) to inaccuracies in or breaches of any of the representations or warranties in Article IV.

(b)       Purchaser Indemnification Basket.

(i)                      Purchaser shall not be required to make any indemnification payment pursuant to Section 10.3(a)(i) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 (the “Seller Indemnitee Deductible Amount”) in the aggregate. Once the total amount of such Damages exceeds the Seller Indemnity Deductible Amount, then the Seller Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the amount of such Damages, that exceeds $500,000.

(ii)                    The limitation set forth in Section 10.4(b) shall not apply (and shall not limit the indemnification or other obligations of Purchaser): (A) in the event of intentional misrepresentation or fraud; or (B) to inaccuracies in or breaches of any of the Purchaser Fundamental Representations.

(c)       Liability Cap for Breaches of Representations and Warranties. Recourse by Purchaser Indemnitees and Seller Indemnitees under Section 10.2(a)(i) and Section 10.3(a)(i), respectively, shall be limited to an aggregate amount equal to the Escrow Amount; provided, however, that the limitation set forth in this Section 10.4(b) shall not apply (and shall not limit the indemnification or other obligations of the parties): (i) in the event of intentional misrepresentation or fraud; (ii) to inaccuracies in or breaches of any of the Company Fundamental Representations or the Purchaser Fundamental Representations; (iii) to inaccuracies in or breaches of any of the Seller Specified Representations or (iv) inaccuracies in or breaches of any of the representations or warranties in Article IV. For the avoidance of doubt, under no circumstances shall the total cumulative amount of Damages for which any individual Seller shall be liable under Section 10.2(a)(i) exceed such Seller’s Pro Rata Share of the applicable cap.

(d)               Overall Liability Cap. Except in the event of intentional misrepresentation or fraud, in no event will the total cumulative amount of Damages for which the Sellers may be liable to Purchaser Indemnitees under this Article X exceed $35,000,000, plus an additional $35,000,000 (for a total of $70,000,000), if, and only if, Sellers receive the Purchase Price Holdback Amount. For the avoidance of doubt, under no circumstances (except with respect to an individual Seller, to the extent that such individual Seller made an intentional misrepresentation or committed fraud) shall the total cumulative amount of Damages for which any individual Seller shall be liable under this Article X exceed such Seller’s Pro Rata Share of the liability cap provided for in this Section 10.4(d).

(e)                Qualifications. For purposes of Section 10.2(a) and Section 10.3(a), with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Company Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Sellers’ Knowledge or Knowledge of Sellers), any such qualification shall be disregarded for purposes of determining whether a breach of such representation, warranty, covenant or agreement contained in this Agreement has occurred and for calculating the amount of any Damages that is subject to indemnification hereunder.

Section 10.5. No Contribution.

Each Seller waives, and each Seller acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Purchaser or the Company in connection with any indemnification obligation or any other Liability to which such Seller may become subject under or in connection with this Agreement or any other agreement, document, certificate or instrument delivered to Purchaser in connection with this Agreement. Effective as of the Closing, each Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Purchaser or the Company.

Section 10.6. Defense of Third Party Claims.

(a)         In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against the Company, Purchaser or any other Person) with respect to which the Sellers may become obligated to hold harmless, indemnify, compensate or reimburse any Purchaser Indemnitee pursuant to this Article X (a “Third Party Claim”), if the Sellers’ Representative agrees that the applicable Seller shall indemnify such Purchaser Indemnitee for and against any Damages resulting from such underlying claim, then the Sellers’ Representative, at its election, shall be entitled to defend, contest or otherwise protect against any such Proceeding at the expense of the applicable Seller, and the Purchaser and the Purchaser Indemnitee must cooperate in any such defense or other action. Notwithstanding the foregoing, the Sellers’ Representative shall not have the right to assume the defense of such Third Party Claim if such Third Party Claim, if determined adversely to Purchaser Indemnitee, would be likely to result in injunctions, equitable remedies or reputational damage in respect of such Purchaser Indemnitee. If the Sellers’ Representative proceeds with the defense of any such Third Party Claim:

(i)                      subject to the other provisions of this Article X, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the applicable indemnifying Seller; and

(ii)                    if the Sellers’ Representative proceeds with the defense of any such Third Party Claim, Purchaser and the Purchaser Indemnitee shall make available to the Sellers’ Representative any documents and materials in their possession or control, reasonably requested by the Sellers’ Representative, that may be necessary to the defense of such Third Party Claim. If the Purchaser proceeds with the defense of any such Third Party Claim, the applicable indemnifying Seller shall make available to Purchaser any documents and materials in their possession or control, reasonably requested by Purchaser, that may be necessary to the defense of such Third Party Claim.

(b)              In the event the Sellers’ Representative does not assume the defense of such Third Party Claim in accordance with this Section 10.6, the Purchaser Indemnitee shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the applicable indemnifying Seller, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such Proceeding or the compromise or settlement thereof.

(c)               The Sellers’ Representative or the Purchaser Indemnitee, as the case may be, shall not compromise and settle any indemnifiable matters related to Third Party Claims without the prior written consent of the Sellers’ Representative or the applicable Purchaser Indemnitee, as the case may be, such consent not to be unreasonably withheld, delayed, or conditioned.

(d)               If the Sellers’ Representative assumes the defense of such third party claim in accordance with this Section 10.6, the applicable Purchaser Indemnitee shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Sellers’ Representative shall be entitled to control the defense unless the Purchaser Indemnitee has relieved the applicable indemnifying Seller from liability with respect to the particular matter.

(e)                If the Sellers’ Representative undertakes the defense of any Third Party Claim in accordance with this Section 10.6, the Purchaser Indemnitee shall not, so long as the Sellers’ Representative does not abandon the defense thereof, be entitled to recover from the applicable indemnifying Seller, any legal or other expenses subsequently incurred by the Purchaser Indemnitee in connection with the defense thereof.

(f)                 If the Sellers’ Representative undertakes the defense of any Third Party Claim in accordance with this Section 10.6, the Purchaser Indemnitee shall not, so long as the Sellers’ Representative zealously pursues the defense thereof, be entitled to recover from the applicable indemnifying Seller, any legal or other expenses subsequently incurred by the Purchaser Indemnitee in connection with the defense thereof.

Section 10.7. Indemnification Claim Procedure for Company Matters

(a)                If any Purchaser Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article X (except pursuant to Section 10.2(b)) or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Purchaser Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Sellers’ Representative and, to the extent funds or Consideration Securities remain in the Escrow Account, to the Escrow Agent. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article X or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting Purchaser Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that Purchaser Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Purchaser Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)               During the twenty (20)-day period commencing upon delivery by a Purchaser Indemnitee to the Sellers’ Representative of a Notice of Claim (the “Claim Dispute Period”), the Sellers’ Representative may deliver to Purchaser Indemnitee who delivered the Notice of Claim and, to the extent funds or Consideration Securities remain in the Escrow Account, to the Escrow Agent a written response (the “Response Notice”) in which the Sellers’ Representative: (i) agrees that the full Claimed Amount is owed to Purchaser Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to Purchaser Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to Purchaser Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to Purchaser Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to Purchaser Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to Purchaser Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Claim Dispute Period, then the Sellers shall be conclusively deemed to have agreed that the full Claimed Amount is owed to Purchaser Indemnitee.

(c)                If: (i) the Sellers’ Representative delivers a Response Notice agreeing that the full Claimed Amount is owed to Purchaser Indemnitee; or (ii) the Sellers’ Representative does not deliver a Response Notice during the Claim Dispute Period, then, within three (3) Business Days following the receipt of such Response Notice by Purchaser Indemnitee (or, to the extent funds or Consideration Securities remain in the Escrow Account, by the Escrow Agent) or within three (3) Business Days after the expiration of the Claim Dispute Period, as the case may be: (A) to the extent funds or Consideration Securities remain in the Escrow Account, the Escrow Agent shall release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representative’s Option, (I) an amount in cash equal to the full Claimed Amount (or such lesser amount as may remain in the Escrow Account), (II) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters) with a value equal to the full Claimed Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Claimed Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Claimed Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (B) to the extent no funds or Consideration Securities remain in the Escrow Account, each Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the full Claimed Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(d)               If the Sellers’ Representative delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to Purchaser Indemnitee, then within three (3) Business Days following the receipt of such Response Notice by Purchaser Indemnitee (or, to the extent funds or Consideration Securities remain in the Escrow Account, by the Escrow Agent): (i) to the extent funds or Consideration Securities remain in the Escrow Account, the Escrow Agent shall release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representative’s Option, (I) an amount in cash equal to the Agreed Amount (or such lesser amount as may remain in the Escrow Account), (II) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters), with a value equal to the Agreed Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Agreed Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Agreed Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (ii) to the extent no funds or Consideration Securities remain in the Escrow Account, each Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the Agreed Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(e)                If the Sellers’ Representative delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Sellers’ Representative and Purchaser Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser Indemnitee and the Sellers’ Representative resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by Purchaser Indemnitee and the Sellers’ Representative. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement): (i) to the extent funds or Consideration Securities remain in the Escrow Account, the Sellers’ Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representative’s option, (I) an amount in cash equal to the Stipulated Amount (or such lesser amount as may remain in the Escrow Account), (ii) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters) with a value equal to the Stipulated Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Stipulated Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Stipulated Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (ii) to the extent no funds or Consideration Securities remain in the Escrow Account, each Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the Stipulated Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(f)       In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Purchaser Indemnitee, on the one hand, and the Sellers, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Purchaser Indemnitee) that remains unresolved after application of the terms of this Section 10.7, such dispute shall be settled in accordance with Section 12.11 hereof.

Section 10.8. Indemnification Claim Procedure for Seller Matters.

(a)                If any Purchaser Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to Section 10.2(b) or for which it is or may be entitled to a monetary remedy pursuant to Section 10.2(b) (such as in the case of a claim based on fraud or intentional misrepresentation), such Purchaser Indemnitee may deliver a notice of claim (a “Seller Matter Notice of Claim”) to the applicable Seller and, to the extent funds or Consideration Securities remain in the Escrow Account, to the Escrow Agent. Each Seller Matter Notice of Claim shall: (i) state that such Purchaser Indemnitee believes in good faith that such Purchaser Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 10.2(b) or is or may otherwise be entitled to a monetary remedy under Section 10.2(b); (ii) contain a brief description of the facts and circumstances supporting Purchaser Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that Purchaser Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Purchaser Indemnitee in good faith from time to time, being referred to as the “Seller Matter Claimed Amount”).

(b)               During the twenty (20)-day period commencing upon delivery by an Indemnitee to the Seller of a Seller Matter Notice of Claim (the “Seller Matter Claim Dispute Period”), the Seller may deliver to Purchaser Indemnitee who delivered the Seller Matter Notice of Claim and, to the extent funds or Consideration Securities remain in the Escrow Account, to the Escrow Agent a written response (the “Seller Matter Response Notice”) in which the Seller: (i) agrees that the full Seller Matter Claimed Amount is owed to Purchaser Indemnitee; (ii) agrees that part, but not all, of the Seller Matter Claimed Amount (such agreed portion, the “Seller Matter Agreed Amount”) is owed to Purchaser Indemnitee; or (iii) indicates that no part of the Seller Matter Claimed Amount is owed to Purchaser Indemnitee. If the Seller Matter Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Seller Matter Response Notice shall also contain a brief description of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the Seller Matter Claimed Amount is owed to Purchaser Indemnitee, as the case may be. Any part of the Seller Matter Claimed Amount that is not agreed to be owed to Purchaser Indemnitee pursuant to the Seller Matter Response Notice (or the entire Seller Matter Claimed Amount, if the Seller asserts in the Seller Matter Response Notice that no part of the Seller Matter Claimed Amount is owed to Purchaser Indemnitee) is referred to in this Agreement as the “Seller Matter Contested Amount” (it being understood that the Seller Matter Contested Amount shall be modified from time to time to reflect any good faith modifications by Purchaser Indemnitee to the Seller Matter Claimed Amount). If no Response Notice is delivered prior to the expiration of the Seller Matter Claim Dispute Period, then the Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to Purchaser Indemnitee.

(c)                If: (i) the Seller delivers a Seller Matter Response Notice agreeing that the full Seller Matter Claimed Amount is owed to Purchaser Indemnitee; or (ii) the Seller does not deliver a Seller Matter Response Notice during the Seller Matter Claim Dispute Period, then, within three (3) Business Days following the receipt of such Seller Matter Response Notice by Purchaser Indemnitee (or, to the extent funds or Consideration Securities remain in the Escrow Account, by the Escrow Agent) or within three (3) Business Days after the expiration of the Seller Matter Claim Dispute Period, as the case may be: (A) to the extent funds or Consideration Securities remain in the Escrow Account and Purchaser so elects, the Escrow Agent shall release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representatives’ option, (I) an amount in cash equal to the full Seller Matter Claimed Amount (or such lesser amount as may remain in the Escrow Account), (II) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters) with a value equal to the full Seller Matter Claimed Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Seller Matter Claimed Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Seller Matter Claimed Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (B) to the extent no funds or Consideration Securities remain in the Escrow Account, the applicable Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the full Seller Matter Claimed Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(d)       If the Seller delivers a Seller Matter Response Notice during the Seller Matter Claim Dispute Period agreeing that less than the full Seller Matter Claimed Amount is owed to Purchaser Indemnitee, then within three (3) Business Days following the receipt of such Response Notice by Purchaser Indemnitee (or, to the extent funds or Consideration Securities remain in the Escrow Account, by the Escrow Agent): (i) to the extent funds or Consideration Securities remain in the Escrow Account, the Escrow Agent shall release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representative’s option, (I) an amount in cash equal to the Seller Matter Agreed Amount (or such lesser amount as may remain in the Escrow Account), (ii) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters) with a value equal to the Seller Matter Agreed Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Seller Matter Agreed Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Seller Matter Agreed Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (ii) to the extent no funds or Consideration Securities remain in the Escrow Account, the applicable Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the Seller Matter Agreed Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(e)       If the Seller delivers a Seller Matter Response Notice during the Seller Matter Claim Dispute Period indicating that there is a Seller Matter Contested Amount, the Seller and Purchaser Indemnitee shall attempt in good faith to resolve the dispute related to the Seller Matter Contested Amount. If Purchaser Indemnitee and the Seller resolve such dispute, a settlement agreement stipulating the amount owed to Purchaser Indemnitee (the “Seller Matter Stipulated Amount”) shall be signed by Purchaser Indemnitee and the Seller. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement): (i) to the extent funds or Consideration Securities remain in the Escrow Account, the Sellers’ Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Purchaser Indemnitee from the Escrow Account, at Sellers’ Representative’s option, (I) an amount in cash equal to the Seller Matter Stipulated Amount (or such lesser amount as may remain in the Escrow Account), (II) an amount in Consideration Securities (valued, for this purpose, at $2.4948 per unit (as such price may be adjusted for share splits, combinations, dividends and similar matters) with a value equal to the Seller Matter Stipulated Amount (or such lesser amount as may remain in the Escrow Account), or (III) a combination of cash and Consideration Securities as provided for in the foregoing clauses (I) and (II); provided, however, that to the extent the funds and Consideration Securities in the Escrow Account are insufficient to cover the Seller Matter Stipulated Amount, the Sellers’ Representative shall provide written notice thereof to each Seller, and each Seller shall pay to the applicable Purchaser Indemnitee, within three (3) Business Days following the receipt by such Seller of such written notice, such Seller’s Pro Rata Share of the amount by which the Seller Matter Stipulated Amount exceeds the remaining funds and Consideration Securities in the Escrow Account; or (ii) to the extent no funds or Consideration Securities remain in the Escrow Account, each Seller shall pay to the applicable Purchaser Indemnitee such Seller’s Pro Rata Share of the Seller Matter Stipulated Amount at such Sellers’ option, in (i) cash, or (ii) Consideration Securities valued, for this purpose, at a five percent (5%) discount to the average of the closing sale price of one common share of TILT as reported on the CSE for the ten (10) consecutive full trading days ending at the closing of trading on the full trading day immediately preceding the date of payment.

(f)       In the event that there is a dispute relating to any Seller Matter Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the Sellers, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Purchaser Indemnitee) that remains unresolved after application of the terms of this Section 10.8, such dispute shall be settled in accordance with Section 12.11 hereof.

Section 10.9. Indemnification Claim Procedure for Purchaser Matters.

(a)                If any Seller Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article X or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Seller Indemnitee may deliver a notice of claim (a “Purchaser Matter Notice of Claim”) to Purchaser. Each Purchaser Matter Notice of Claim shall: (i) state that such Seller Indemnitee believes in good faith that such Seller Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Article X or is or may otherwise be entitled to a monetary remedy under Article X; (ii) contain a brief description of the facts and circumstances supporting the Seller Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Seller Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Seller Indemnitee in good faith from time to time, being referred to as the “Purchaser Matter Claimed Amount”).

(b)               During the twenty (20)-day period commencing upon delivery by a Seller Indemnitee to Purchaser of a Purchaser Matter Notice of Claim (the “Purchaser Matter Claim Dispute Period”), Purchaser may deliver to the Seller Indemnitee who delivered Purchaser Matter Notice of Claim a written response (the “Purchaser Matter Response Notice”) in which Purchaser: (i) agrees that the full Purchaser Matter Claimed Amount is owed to the Seller Indemnitee; (ii) agrees that part, but not all, of Purchaser Matter Claimed Amount (such agreed portion, the “Purchaser Matter Agreed Amount”) is owed to the Seller Indemnitee; or (iii) indicates that no part of Purchaser Matter Claimed Amount is owed to the Seller Indemnitee. If the Purchaser Matter Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Purchaser Matter Response Notice shall also contain a brief description of the facts and circumstances supporting Purchaser’s claim that only a portion or no part of Purchaser Matter Claimed Amount is owed to the Seller Indemnitee, as the case may be. Any part of the Purchaser Matter Claimed Amount that is not agreed to be owed to the Seller Indemnitee pursuant to the Purchaser Matter Response Notice (or the entire Purchaser Matter Claimed Amount, if Purchaser asserts in Purchaser Matter Response Notice that no part of the Purchaser Matter Claimed Amount is owed to the Seller Indemnitee) is referred to in this Agreement as the “Purchaser Matter Contested Amount” (it being understood that the Purchaser Matter Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Purchaser Matter Claimed Amount). If no Response Notice is delivered prior to the expiration of the Purchaser Matter Claim Dispute Period, then Purchaser shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Seller Indemnitee.

(c)                If: (i) Purchaser delivers a Purchaser Matter Response Notice agreeing that the full Purchaser Matter Claimed Amount is owed to the Seller Indemnitee; or (ii) Purchaser does not deliver a Purchaser Matter Response Notice during the Purchaser Matter Claim Dispute Period, then, within three (3) Business Days following the receipt of such Purchaser Matter Response Notice by the Seller Indemnitee or within three (3) Business Days after the expiration of the Purchaser Matter Claim Dispute Period, as the case may be, Purchaser shall pay to the applicable Seller Indemnitee the full Purchaser Matter Claimed Amount.

(d)               If Purchaser delivers a Purchaser Matter Response Notice during the Purchaser Matter Claim Dispute Period agreeing that less than the full Purchaser Matter Claimed Amount is owed to the Seller Indemnitee, then within three (3) Business Days following the receipt of such Response Notice by the Seller Indemnitee, Purchaser shall pay to the applicable Seller Indemnitee the Purchaser Matter Agreed Amount.

(e)                If Purchaser delivers a Purchaser Matter Response Notice during the Purchaser Matter Claim Dispute Period indicating that there is a Purchaser Matter Contested Amount, Purchaser and the Seller Indemnitee shall attempt in good faith to resolve the dispute related to the Purchaser Matter Contested Amount. If the Seller Indemnitee and Purchaser resolve such dispute, a settlement agreement stipulating the amount owed to the Seller Indemnitee (the “Purchaser Matter Stipulated Amount”) shall be signed by the Seller Indemnitee and Purchaser. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), Purchaser shall pay to the applicable Seller Indemnitee the Purchaser Matter Stipulated Amount.

(f)                 In the event that there is a dispute relating to any Purchaser Matter Notice of Claim or any Contested Amount that remains unresolved after application of the terms of this Section 10.9, such dispute shall be settled in accordance with Section 12.11 hereof.

Section 10.10. Exercise of Remedies Other Than by the Sellers and Purchaser

(a)       No Purchaser Indemnitee or Seller Indemnitee (other than Purchaser, the Sellers, the Company or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser, the Sellers, the Company or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 10.11. Escrow Release.

(a)       If the funds and value of the Consideration Securities remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon owned by the Sellers, as of the General Survival Date (the “Escrow Balance”) exceed the aggregate dollar amount, as of the General Survival Date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim that have not been finally resolved and paid prior to the General Survival Date in accordance with Section 10.7 and Section 10.8 (each, an “Unresolved Escrow Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the General Survival Date being referred to as the “Pending Claim Amount”), then the Sellers’ Representative and Purchaser shall, within three (3) Business Days following the General Survival Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the Escrow Balance minus the Pending Claim Amount to the Sellers’ Representative (on behalf of the Sellers on a Pro Rata Share basis).

(b)       Following the General Survival Date, if an Unresolved Escrow Claim is finally resolved, Purchaser and the Sellers’ Representative shall, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account: (i) to the applicable Purchaser Indemnitee an amount in cash and Consideration Securities determined in accordance with Section 10.7 and Section 10.8, and (ii) to the Sellers’ Representative (on behalf of the Sellers on a Pro Rata Share basis) an amount equal to the amount (if any) by which the amount of funds and Consideration Securities remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon owned by the Sellers, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the remaining Pending Claim Amount.

Section 10.12. Exclusive Remedy.

Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) for Damages resulting from or arising out of fraud or intentional misrepresentation; and (c) as otherwise expressly provided in this Agreement, after the Closing the indemnification provided in this Article X shall be the sole and exclusive remedy of the parties for damages for any breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE XI

TERMINATION

Section 11.1. Termination .

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)                by the mutual written consent of Purchaser and the Sellers’ Representative;

(b)               by the Sellers’ Representative, by written notice from the Sellers’ Representative to Purchaser, if the Closing shall not have occurred on or before January 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Sellers’ Representative if the failure of any Seller or the Sellers’ Representative to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                by Purchaser, by written notice from Purchaser to the Sellers’ Representative, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)               by the Sellers’ Representative, by written notice from the Sellers’ Representative to Purchaser, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement such that the condition set forth in Section 9.2(a) is not capable of being satisfied; or (ii) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 9.2(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Purchaser prior to the earlier of: (x) thirty (30) days after receipt of written notice thereof from the Sellers’ Representative or (y) the Outside Date;

(e)                by Purchaser, by written notice from Purchaser to the Sellers’ Representative, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by the Sellers in this Agreement such that the condition set forth in Section 9.1(a) is not capable of being satisfied; or (ii) any Seller or the Sellers’ Representative shall have breached any of the covenants or agreements contained in this Agreement to be complied with by any of them such that the condition set forth in Section 9.1(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Sellers or the Sellers’ Representative prior to the earlier of: (x) thirty (30) days after receipt of written notice thereof from Purchaser or (y) the Outside Date;

(f)                 by Purchaser, by written notice from Purchaser to the Sellers’ Representative, if, after the date of this Agreement, there shall have occurred a Company Material Adverse Effect;

(g)               by Sellers, by written notice from Sellers’ Representative, if, after the date of this Agreement, there shall have occurred a Purchaser Material Adverse Effect; or

(h)               by Purchaser, by written notice from Purchaser to the Sellers’ Representative, or the Sellers’ Representative, by written notice from the Sellers’ Representative to Purchaser, if:

( )               any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; or (ii) any Law shall have been enacted, issued or promulgated which has the effect of making consummation of the Transaction illegal or otherwise prohibits consummation of the Transactions.

Section 11.2. Effect of Termination.

If this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no further effect, and there shall be no Liability or obligation on the part of Purchaser, any of the Sellers, the Sellers’ Representative, any of their respective Affiliates, or any of their respective officers, directors, equity holders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of this Section 11.2 and Article XII (except for Section 12.13) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for Damages incurred or suffered by any other party hereto as a result of any knowing and willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Publicity.

(a)                So long as this Agreement is in effect, , no party hereto nor any of their respective Affiliates (excluding, for the avoidance of doubt, Purchaser and the Company after the Closing) shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgment with respect to this Agreement or any of the Transactions absent the prior written consent of the Purchaser and the Sellers’ Representative.

(b)               Purchaser and each Seller shall, and shall cause his, her or its Affiliates to, and shall instruct his, her or its and their respective Representatives to, hold in confidence the existence of this Agreement, the ancillary documents contemplated by this Agreement, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that after the date of this Agreement becomes generally available to the public other than through a breach by Purchaser or the applicable Seller, any of his, her or its Affiliates or any of his, her or its or their respective Representatives of their respective obligations under this Section 12.1(b); (ii) to his, her or its respective tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Purchaser’s and the Sellers’ Representations prior written consent.

Section 12.2. Amendment and Modification.

This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Purchaser and the Sellers’ Representative.

Section 12.3. Extension; Waiver.

At any time prior to the Closing, the parties may: (a) extend the time for the performance of any of the obligations or other acts of any party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

Section 12.4. Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 12.4, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 12.4 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(A)              if to the Sellers or the Sellers’ Representative, to:

Mark Scatterday

4400 N. Scottsdale Rd., Ste 9 #529

Scottsdale, AZ 85251

Email: [***]

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

Attn: Daniel Mahoney

E-mail: [*]

Attn: Joshua Schneiderman

E-mail: [***]

(B)              if to Purchaser, to:

1300 Elizabeth Avenue
West Palm Beach, FL 33401
Attention: Alex Coleman

Email: [***]

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center, Embarcadero Center 28th Floor

San Francisco, CA 94111

Attention: Brophy Christensen, Esq.

Telephone: (415) 984-8793

Email: [***]

Section 12.5. Counterparts.

This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 12.6. Entire Agreement; Third Party Beneficiaries.

This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except as expressly provided herein, is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever.

Section 12.7. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 12.8. Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the Transactions.

Section 12.9. Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law, division or otherwise), without the prior written consent of the other parties hereto; Purchaser and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Purchaser or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 12.10. Expenses.

Except as expressly set forth in this Agreement, all fees, costs and expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, however, that Purchaser may pay any such fees, costs and expenses incurred by Purchaser or on its behalf directly or through one of its Affiliates (including the Company following the Closing).

Section 12.11. Submission to Jurisdiction; Waiver of Jury Trial

(a)                Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in New Castle County in the State of Delaware) (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Proceeding in any such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; and (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)               EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.11(b).

Section 12.12. Construction of Agreement

(a)                The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b)               All references in this Agreement to Sections, Articles and Schedules without further specification are to Sections and Articles of, and Schedules to, this Agreement.

(c)                The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d)               Unless the context otherwise requires, “or” is not exclusive.

(e)                Unless the context otherwise requires, “including” means “including but not limited to”.

(f)                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

(g)               Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

(h)               Any item disclosed in any particular section or subsection of the Sellers Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Sellers Disclosure Schedule or Purchaser Disclosure Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.

Section 12.13. Specific Performance and Other Remedies.

The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other parties, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. No party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.

Section 12.14. Sellers’ Representative

(a)                Appointment. Each Seller hereby irrevocably nominates, constitutes and appoints Mark Scatterday as his, her or its agent and true lawful attorney in fact (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with such Sellers’ Representative’s duties and obligations under this Agreement or the Escrow Agreement.

(b)               Expense Fund. In furtherance of the foregoing, at the Closing, an amount in cash equal to the Expense Fund shall be withheld from the portion of the Estimated Purchase Price payable to the holders of Purchased Equity at Closing and deposited into an account designated by the Sellers’ Representative. The Expense Fund shall be held and administered by the Sellers’ Representative in accordance with the terms of this Section 12.14. The Sellers’ Representative, in his sole discretion, shall have the right to pay (or reimburse himself to the extent he has advanced) the out-of-pocket costs and expenses associated with the performance of his duties hereunder (including legal fees and costs) (collectively, “Seller Expenses”) from the Expense Fund. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of his gross negligence or willful misconduct. The Sellers’ Representative shall (i) maintain the Expense Fund in an account maintained solely for such Expense Fund and no other funds, (ii) and shall disburse the funds in such account exclusively in accordance with this Agreement. If at any time the balance of the Expense Fund is insufficient to pay or reimburse the full amount of Seller Expenses, then the Sellers’ Representative shall have the right to charge the excess to the Sellers, with each Seller being severally liable for the excess amounts pro rata has described above. At such time or times as the Sellers’ Representative determines, in his reasonable judgment, that the remaining balance in the Expense Fund exceeds the amount required to cover the Seller Expenses that he reasonably expects to be incurred, the Sellers’ Representative shall distribute the excess funds to the Sellers.

(c)                Authority. Each Seller hereby grants to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of the Sellers or otherwise) any and all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by this Agreement or the Escrow Agreement. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement executed in connection with the Transactions: (i) Purchaser, each Purchaser Indemnitee and each such party’s Representatives shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to the Estimated Closing Date Statement, the Closing Date Statement and the determination of the Purchase Price under Section 2.8, on all tax matters under Article VIII, on all matters relating to any claim for indemnification, compensation or reimbursement under Article X, and on all matters related to the Escrow Agreement; and (ii) Purchaser, each Purchaser Indemnitee and each such party’s Representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller. The Sellers, individually and independently, hereby acknowledge and agree that (x) the Sellers’ Representative shall be solely responsible for ensuring that each Seller receives that portion of any amount(s) to which such Seller is entitled in connection with the Transactions based upon his, her or its Pro Rata Share and which is paid by Purchaser to the Sellers’ Representative; and (y) Purchaser shall bear no obligation or responsibility to any Seller with regard to the obligations of the Sellers’ Representative relating to the pro-rata distribution of such payments or otherwise.

(d)               Reliance. the Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Sellers. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers, and no Seller shall have any cause of action against the Sellers’ Representative, and the Sellers’ Representative shall not be liable to any Seller, for any action taken or not taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for actions or omissions constituting fraud or willful misconduct by the Sellers’ Representative. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct by the Sellers’ Representative.

(e)                Sellers’ Representative Indemnification. A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Seller. The Sellers shall pay and indemnify and hold harmless the Indemnitees from and against any losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers’ Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers. The provisions of this Section 12.14 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Article XII to a Seller means and includes any successors to any such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise

(f)                 Power of Attorney. Each Seller recognizes and intends that the power of attorney granted in this Section 12.14: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.

(g)               Replacement. If the Sellers’ Representative shall die, resign, become disabled, or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of the Sellers entitled to at least a majority of the Purchase Price), within ten (10) days after such death, resignation, disability, or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to Purchaser) and promptly thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

Section 12.15. Conflict Waiver; Attorney-Client Privilege

(a)       Each of the parties hereto acknowledges that Snell & Wilmer L.L.P. and Jordan Geotas (collectively, “Sellers’ Counsel”) is serving as counsel for the Company and the Sellers’ Representative in connection with the negotiation and consummation of this Agreement, the other documents contemplated, executed and delivered pursuant to this Agreement, and the Transaction Documents and Sellers’ Counsel has represented the Company on other matters. Purchaser and the Company expressly consent to Sellers’ Counsel’s representation of the Sellers’ Representative in any matter after the date of this Agreement in which the interests of Purchaser, on the one hand and the Sellers and the Sellers’ Representative, on the other hand, are adverse and Purchaser shall not, and shall cause the Company not to, seek to or have Sellers’ Counsel disqualified from any such representation based upon the prior representation of the Company by Sellers’ Counsel, whether or not such matter is one in which Sellers’ Counsel may have previously advised the Company, and the Company and Purchaser agree to cause the Company to execute and deliver any conflict waiver letter or other document, reasonably requested by the Sellers’ Representative, to confirm and implement such consent and the provisions of this Section 12.15. The covenants, consent and waiver contained in this Section 12.15 shall not be deemed exclusive of any other rights to which Sellers’ Counsel is entitled whether pursuant to law, contract or otherwise.

(b)       Each party to this Agreement further acknowledges that, notwithstanding any other provision in this Agreement to the contrary, although Purchaser is acquiring the Purchased Equity pursuant to this Agreement, after the Date of this Agreement, neither Purchaser nor the Company shall have any right to any attorney-client privileged matters or materials arising out of or relating to the legal representation of the Company and the Sellers’ Representative and pertaining to the Transaction Documents (collectively, the “Seller Retained Materials”), and, at the Closing, all rights to any Seller Retained Materials shall, without the requirement of any further action, be deemed automatically transferred to and fully vested in the Sellers’ Representative and not in the Company, and, as such, Purchaser and the Company expressly consent to the disclosure by Sellers’ Counsel to the Sellers’ Representative of any information learned by Sellers’ Counsel in the course of its representation of the Company and such information shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and shall not pass to or be claimed by Purchaser or the Company. Accordingly, Purchaser and the Company shall not have access to any Seller Retained Materials or to the files of Sellers’ Counsel relating to Sellers’ Counsel’s engagement in connection with the Transaction Documents from and after the date of this Agreement. Without limiting the generality of the foregoing, from and after the date of this Agreement, (i) the Sellers’ Representative (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to the Seller Retained Materials, and none of Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of Sellers’ Counsel in respect of Sellers’ Counsel’s engagement in connection with the Transaction Documents constitute property of the client, only the Sellers’ Representative (and not Purchaser nor the Company) shall hold such property rights and (iii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any Seller Retained Materials to Purchaser or the Company by reason of any attorney-client relationship between Sellers’ Counsel and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company and a third party after the date of this Agreement, the Company may assert and control the attorney-client privilege to prevent disclosure of confidential communications by Sellers’ Counsel or the Sellers’ Representative to such third party, or alternatively, Purchaser or the Company may seek to have the Sellers’ Representative waive the attorney-client privilege or other privilege or work product protection of the Seller Retained Materials (which consent shall not be unreasonably withheld, conditioned or delayed) if Purchaser has a good faith belief that such Seller Retained Materials may be relevant to such dispute. Under no circumstances shall the Sellers’ Representative or any of the Sellers, as applicable, waive the attorney-client privilege to permit any disclosure of the Seller Retained Materials to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Purchaser. In the event that the Sellers’ Representative or any Seller is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Seller Retained Materials, such party shall immediately notify Purchaser in writing so that Purchaser, in its sole discretion, can seek, at Purchaser’s sole expense, a protective order and the Sellers’ Representative and each Seller (as reasonably needed) agrees to use commercially reasonable efforts, at Purchaser’s sole expense, to assist therewith. Purchaser and the Company irrevocably waive any right they may have to discover or obtain any Seller Retained Materials. Nothing set forth herein shall affect the attorney-client privilege with respect to any communications between Sellers’ Counsel, on the one hand, and the Company or any its representatives, on the other hand, with respect to communications other than those made solely and directly in connection with the Transaction matters.

(c)       This Section 12.15 is intended for the benefit of, and shall be enforceable by, Sellers’ Counsel. This Section 12.15 shall be irrevocable, and no term of this Section 12.15 may be amended, waived or modified, without the prior written consent of Sellers’ Counsel.

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IN WITNESS WHEREOF, Purchaser, the Sellers and the Sellers’ Representative have caused this Agreement to be executed on the date first set forth above.

PARENT:
JIMMY JANG, L.P.

By:	/s/ Geoff Hamm
Name: Geoff Hamm

SELLERS:
[***]

By:	[***]
Name: [***]

[***]

By:	[***]
Name: [***]

[***]

By:	[***]
Name: [***]

[***]

By:	[***]
Name: [***]

[***]

By:	[***]
Name: [***]

[Signature Page to Equity Purchase Agreement]

[***]

By:	[***]
Name: [***]

SELLERS’ REPRESENTATIVE:

MARK SCATTERDAY

By:	/s/ Mark Scatterday
Name: Mark Scatterday

COMPANY

JUPITER RESEARCH, LLC

By:	/s/ Mark Scatterday
Name: Mark Scatterday

MERGER SUB

HAMMBUTNOCHEESE MERGER SUB, INC.

By:	/s/ Geoff Hamm
Name: Geoff Hamm

[Signature Page to Equity Purchase Agreement]